UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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Notice of Annual Meeting

and

Proxy Statement

2009

March 20, 2009

Dear Fellow Shareholder:

You are invited to our Annual Meeting of Shareholders on Wednesday, May 6, 2009, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors, approval of the General Dynamics 2009 Equity Compensation Plan and the 2009 General Dynamics United Kingdom Share Save Plan, and an advisory vote on the selection of the company’s independent auditors. Shareholders may raise other matters, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your proxy card, return envelope and the 2008 Annual Report.

Your vote is important. We encourage you to consider carefully the matters before us. To ensure that your shares are represented at the meeting, you may complete, sign and return the proxy card, or you may use the telephone or Internet voting systems.

Please let us know if you plan to attend so that we can send you an admission card.

Sincerely yours,

Nicholas D. Chabraja

Chairman of the Board of Directors and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 6, 2009

The Proxy Statement and 2008 Annual Report are available at www.generaldynamics.com/2009proxy.

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on Wednesday, May 6, 2009, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

(1)	the election of 11 directors;

(2)	approval of the General Dynamics 2009 Equity Compensation Plan;

(3)	approval of the 2009 General Dynamics United Kingdom Share Save Plan;

(4)	an advisory vote on the selection of KPMG LLP as the company’s independent auditors for 2009;

(5)	the shareholder proposal regarding weapons in space, provided it is presented properly at the meeting;

(6)	the shareholder proposal regarding executive death benefit payments, provided it is presented properly at the meeting; and

(7)	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2, 3 and 4.

The Board of Directors unanimously recommends that you vote AGAINST proposals 5 and 6.

The Board of Directors set the close of business on March 9, 2009, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the telephone or Internet voting systems.

We are enclosing a copy of the 2008 Annual Report with this Notice and Proxy Statement.

By Order of the Board of Directors,

David A. Savner

Secretary

Falls Church, Virginia

March 20, 2009

Proxy Statement

March 20, 2009

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 6, 2009, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being forwarded on or about March 20, 2009, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock). General Dynamics is a Delaware corporation.

Information Regarding Voting

All shareholders of record at the close of business on March 9, 2009, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 385,420,804 shares of Common Stock issued and outstanding.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting. You will need an admission card or proof of ownership of Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record, you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on your proxy card. If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present at the Annual Meeting proof of ownership of Common Stock, such as a bank or brokerage statement.

Quorum for the Transaction of Business.    A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Voting

Voting Procedures.    You must be a shareholder of record on the record date to vote your shares. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the voting procedures outlined below.

Shareholders of record may cast their vote by:

(1)	signing and dating each proxy card received and returning each card using the prepaid envelope;
(2)	calling 1-800-652-VOTE (1-800-652-8683), or, outside the United States, Canada and Puerto Rico, calling 1-781-575-2300, and following the instructions provided on the phone line;
(3)	accessing www.investorvote.com/gd and following the instructions provided online; or
(4)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 5, 2009. Please note that the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

(1)	FOR the election of directors as described in this Proxy Statement;
(2)	FOR the approval of the General Dynamics 2009 Equity Compensation Plan;
(3)	FOR the approval of the 2009 General Dynamics United Kingdom Share Save Plan;
(4)	FOR the selection of KPMG LLP as the independent auditors of the company;
(5)	AGAINST the two shareholder proposals described in this Proxy Statement; and
(6)	in accordance with the judgment of the proxy holders for other matters that may properly come before the Annual Meeting.

If your shares are held by a bank, broker or other holder of record, you are a beneficial owner of those shares rather than a shareholder of record. If you are a beneficial owner, your bank, broker or other holder of record will forward the proxy materials to you. As a beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see if the voting options described above are available to you.

The Northern Trust Company (Northern Trust) is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees. If you are a participant in one of these plans, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Northern Trust, as plan trustee, how to vote your shares. In the absence of timely voting instructions, Northern Trust has the right to vote shares at its discretion.

Computershare provides proxy materials to participants in these plans on behalf of Northern Trust. If you are a plan participant and a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Northern Trust. To allow sufficient time for Northern Trust to vote your 401(k) plan shares, your vote, or any re-vote as described below, must be received by 9:00 a.m. Eastern Time on May 4, 2009.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to our Corporate Secretary;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot.

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. Eastern Time on May 5, 2009. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

Vote Required

Proposal 1 – Election of the Board of Directors of the Company.    Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. An abstention will not be counted as a vote cast “for” or “against” a director’s election.

Proposals 2 and 3 – Approval of the General Dynamics 2009 Equity Compensation Plan and the 2009 General Dynamics United Kingdom Share Save Plan.    These proposals require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved, provided that the total vote cast (which includes for and against votes and abstentions, but excludes broker non-votes) on these proposals must represent over 50 percent of the issued and outstanding shares of Common Stock. You may vote for, vote against or abstain from voting on these matters. Abstentions will have the effect of a vote against these proposals.

Proposal 4 – Selection of Independent Auditors.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposals 5 and 6 – Shareholder Proposals.    Proposals 5 and 6 each require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on these matters. Abstentions on either of these proposals will have the effect of a vote against the proposal.

Broker Non-Vote.    A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the election of directors and the advisory vote on the selection of the independent auditors. On non-routine matters, such as approval of equity compensation plans and shareholder proposals, these holders do not have discretion to vote shares without instructions from beneficial owners and thus are not “entitled to vote” on such proposals. The result is a broker non-vote for those shares.

Voting Tabulation.    Representatives of IVS Associates Inc. will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

Retiring from the Board of Directors

Pursuant to the director retirement policy contained in our Bylaws and Corporate Governance Guidelines, Charles H. Goodman and Carl E. Mundy, Jr., will not stand for re-election at the Annual Meeting. General Dynamics and the Board appreciate their many years of dedicated service and valuable counsel as members of the Board.

Charles H. Goodman Director since 1991	Carl E. Mundy, Jr. Director since 1998

Election of the Board of Directors of the Company

(Proposal 1)

This year, 11 nominees are standing for election to the Board of Directors. Each nominee elected as a director will hold office until:

(1)	the next annual meeting and his or her successor is elected and qualified, or

(2)	his or her earlier death, removal or resignation.

In the event that any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Nicholas D. Chabraja, 66, director since 1994.

Chairman and Chief Executive Officer since June 1997. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Director of The Northern Trust Company.

James S. Crown, 55, director since 1987.

President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

William P. Fricks, 64, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Jay L. Johnson, 62, director since 2003.

Vice Chairman since September 2008. Executive Vice President of Dominion Resources, Inc. from December 2002 to June 2008. Chief Executive Officer of Dominion Virginia Power from October 2007 to June 2008. President and Chief Executive Officer of Dominion Delivery from 2002 to 2007. Senior Vice President of Dominion Energy, Inc. from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations from 1996 to 2000.

George A. Joulwan, 69, director since 1998.

Retired General, U.S. Army. Supreme Allied Commander, Europe, from 1993 to 1997. Commander-in-Chief, Southern Command, from 1990 to 1993. President of One Team, Inc. (consulting) since 1999. Adjunct Professor at the National Defense University from 2001 to 2005. Olin Professor, National Security, at the U.S. Military Academy at West Point from 1998 to 2000.

Paul G. Kaminski, 66, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc. (consulting) since 1997. Senior Partner of Global Technology Partners, LLC (consulting) since 1998.

John M. Keane, 66, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. Senior Managing Director of Keane Advisors, LLC (private equity) since 2005. President of GSI, LLC (consulting) from 2004 to 2005. Member of the Department of Defense Policy Board. Director of Cyalume Technologies Holdings, Inc., M&F Worldwide Corp. and MetLife, Inc.

Deborah J. Lucas, 50, director since 2005.

HSBC Professor of Finance at Northwestern University’s Kellogg School of Management since 1996. Chief Economist at the Congressional Budget Office from 2000 to 2001. Director of Anthracite Capital, Inc. and Federal Home Loan Bank of Chicago.

Lester L. Lyles, 62, director since 2003.

Retired General, U.S. Air Force. Commander, Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Director of DPL Inc., KBR, Inc. and Precision CastParts Corp.

J. Christopher Reyes, 55, director since 2007. Chairman of Reyes Holdings, L.L.C. (food and beverage distribution) since 1997.

Robert Walmsley, 68, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Director of Cohort plc and Ultra Electronics Holdings plc.

Our Bylaws specify that the number of directors will be not less than five nor more than 15, as determined by the Board. The size of the Board currently is set at 13 members, but will be reduced to 11 members upon the retirement of Charles H. Goodman and Carl E. Mundy, Jr., from the Board.

Your Board of Directors unanimously recommends a vote FOR all the director nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees General Dynamics’ business and affairs pursuant to the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body, except on matters reserved for the shareholders.

Corporate Governance Guidelines

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, on the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted governance policies and procedures to ensure effective governance of both the Board and the company. The policies and procedures are stated in the General Dynamics Corporate Governance Guidelines, available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. The Board benchmarks these guidelines against the best practices of other public companies and considers suggestions made by various groups knowledgeable about corporate governance. Further, the Board regularly evaluates these guidelines to ensure compliance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Board may modify existing policies or adopt new policies to comply with new legislation and with rule changes made by the Securities and Exchange Commission or the New York Stock Exchange.

Codes of Ethics

Since the inception of a formal ethics program in 1985, our Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program. Since 1985, we have had a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the “Blue Book,” has been updated and improved as we have grown and changed over the years. Our ethics program also includes a 24-hour ethics hotline, which employees can call to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

We have also adopted ethics codes specifically applicable to our financial professionals and our Board of Directors. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions. In addition, there is a Code of Conduct for Members of the Board of Directors that embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct Handbook, Code of Ethics and Code of Conduct are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. We will disclose on our website any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct, on behalf of any of our executive officers, financial professionals or directors.

Related-Person Transactions Policy

Our Board of Directors has adopted a written policy on the review and approval of related-person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;

(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;

(3)	any immediate family member of any of the foregoing persons; or

(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related-person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (1) General Dynamics will be a participant; (2) the amount involved exceeds $120,000; and (3) any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;

(2)	a transaction where the rates or charges are determined by competitive bid; or

(3)	a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related-person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related-person transaction, the committee or the Board (as the case may be) will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arms-length transaction and serves a compelling business reason, and any other factors it deems relevant. As a condition to approving or ratifying any related-person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transactions in 2008 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to our related-person transactions policy:

During the second quarter of 2008, Reyes Holdings L.L.C., a company of which J. Christopher Reyes is chairman, completed the purchase of an aircraft from Gulfstream Aerospace Corporation, a subsidiary of General Dynamics, for a price of approximately $33 million. The sales agreement with Gulfstream was entered into in July 2006. The terms and conditions of the sales agreement were negotiated in an arms-length transaction and represent standard terms and conditions.

Since 2005, we have retained the Podesta Group, a consulting firm, to provide consulting services. From December 2007 until February 2009, David Morrison, the husband of Phebe N. Novakovic, an executive officer of General Dynamics, was an employee of the Podesta Group. We paid the firm approximately $367,000 for services provided during 2008 and $90,000 for services provided during January and February 2009.

Director Independence

Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director”:

(1)	is not an employee, nor has an immediate family member who is an executive officer, of General Dynamics;

(2)	does not receive, nor has an immediate family member who receives, any direct compensation from General Dynamics, other than director and committee fees;

(3)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from General Dynamics, other than director and committee fees;

(4)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of General Dynamics serves on that company’s compensation committee;

(5)	is not affiliated with or employed by, nor has an immediate family member affiliated with or employed in a professional capacity by, a present or former internal or external auditor of General Dynamics;

(6)	except as otherwise provided in (7) below, is not an executive officer nor an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, General Dynamics for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of that company; and

(7)	is not a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from General Dynamics in an amount that exceeds the greater of $1 million or 2 percent of the revenues of that organization.

For purposes of the Director Independence Guidelines, references to General Dynamics include any of our subsidiaries, and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

Our Board of Directors affirmatively determined that, other than our Chairman and Chief Executive Officer, Nicholas D. Chabraja, and our Vice Chairman, Jay L. Johnson, each of the directors currently serving on the Board and each nominee to the Board qualifies as an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. To make this determination, the Board reviewed all relationships between General Dynamics and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with General Dynamics (other than as a director or shareholder of the company). Specifically, the Board considered the following relationships and found them to be immaterial:

Messrs. Crown, Goodman, Joulwan, Kaminski, Keane, Lyles, Mundy and Reyes serve as members of the boards of charitable and other non-profit organizations to which we have made payments or contributions in the usual course of our business and annual giving programs. Ms. Lucas is an employee of a university to which we made payments in connection with our employee educational assistance program.

Messrs. Crown, Joulwan, Kaminski, Keane, Lyles, Mundy, Reyes and Walmsley serve as directors of companies, and Mr. Walmsley serves as a consultant to companies, to which we sell products and services, or from which we purchase products and services, in the ordinary course of business.

Mr. Crown and Mr. Goodman indirectly own less than 5 percent of a company that conducts business with one of our subsidiaries in the ordinary course of business.

Board Meetings and Attendance

During 2008, the Board of Directors held 10 meetings. This included a three-day meeting in February to review our 2008 operating plan, including the operating plan of each of our business units and business groups. The Board held its October meeting at our Gulfstream business unit. This meeting included visits to Gulfstream’s product and services facilities and meetings with Gulfstream executives and employees. Each of our directors attended at least 75 percent of the meetings of the Board and committees on which they served in 2008. We encourage directors to attend each meeting of shareholders. All of our directors attended the 2008 annual meeting of shareholders.

Executive Sessions of the Board

Our Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. In addition, the non-management directors may meet without management present at other times as desired by any non-management director. The chairs of the five standing committees rotate as presiding director at these executive sessions.

Board Committees

The Board of Directors has five standing committees, described below. Currently, all Board committees are composed of independent, non-management directors. Each of these committees has a written charter. Copies of these charters are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Committee Members. Listed below are the members of each of the five standing committees as of March 9, 2009, with the chair appearing first.

Audit	Benefit Plans and Investment	Compensation	Nominating and Corporate Governance	Planning and Business Development
William P. Fricks James S. Crown Deborah J. Lucas Lester L. Lyles Robert Walmsley	Deborah J. Lucas Charles H. Goodman Paul G. Kaminski John M. Keane J. Christopher Reyes	George A. Joulwan James S. Crown William P. Fricks Charles H. Goodman	James S. Crown John M. Keane Carl E. Mundy, Jr. Robert Walmsley	Paul G. Kaminski George A. Joulwan Lester L. Lyles Carl E. Mundy, Jr. J. Christopher Reyes

Audit Committee.    This committee provides oversight on accounting, financial reporting, internal control, auditing and regulatory compliance activities. It selects and evaluates our independent auditors and evaluates their independence. In addition, this committee reviews our audited financial statements with management and the independent auditors, recommends to the Board whether the audited financial statements should be included in our annual report on Form 10-K and prepares a report to shareholders that is included in our proxy statement. This committee also evaluates the performance, responsibilities, budget and staffing of the internal audit function, as well as the scope of the internal audit plan. This committee held 11 meetings in 2008. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Benefit Plans and Investment Committee.    This committee reviews and monitors the investment, safekeeping and performance of the assets of our employee benefit plans (other than multiemployer plans). This committee held four meetings in 2008.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers our incentive compensation plans and reviews and monitors succession plans for the chief executive officer and the other officers. This committee held four meetings in 2008.

Consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties. In 2008, the committee engaged PricewaterhouseCoopers LLP to provide advice on regulatory and market trends related to executive compensation.

Nominating and Corporate Governance Committee.    This committee evaluates Board and management effectiveness; advises the Board on corporate governance matters; monitors developments, trends and best practices in corporate governance; and recommends corporate governance guidelines that comply with legal and regulatory requirements. It also identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held four meetings in 2008.

Director Nominations.    The Nominating and Corporate Governance Committee identifies director nominees from various sources. In assessing potential nominees, the committee considers the character, background and professional experience of candidates. All director nominees should possess good judgment and an inquiring and independent mind. Prior government service or familiarity with the issues affecting defense and aerospace businesses are among the relevant criteria. All director nominees must have a reputation for the highest personal and professional ethics and integrity. They must be willing to devote sufficient time and effort to carrying out their responsibilities effectively and should be committed to serving on the Board for an extended period. The committee carefully considers any potential conflicts of interest.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (1) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the Exchange Act); (2) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (3) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (4) a description of all arrangements or understandings, and the relationship between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and General Dynamics; and (5) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company.

Planning and Business Development Committee.    This committee reviews and assesses our business plans and business development activities, including major new program initiatives, enabling technology, and international and government relations activities. This committee held four meetings in 2008.

Communications with the Board

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph. Our employees can call a toll-free hotline number provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Orientation and Continuing Education

The general counsel and the chief financial officer of the company provide an orientation for new directors and periodically provide materials and briefing sessions for all directors on subjects that assist them in discharging their duties. Within six months of election to the Board, each new director receives a series of briefings in person on our operating plans; significant financial, accounting and risk-management matters; and key policies and practices. At this orientation, a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. Annually, the Board holds a three-day meeting with our senior management to review and approve the operating plan of each of our business units and business groups and the company as a whole. In addition, directors visit our business units regularly. These visits allow the directors to interact with a broader group of our executives and employees and gain a firsthand view of our operations. All directors are also encouraged to attend director continuing education programs sponsored by educational and other institutions.

Director Compensation

We compensate each non-management director for service on the Board of Directors. We ceased compensating Mr. Johnson for his service on the Board when he became an executive officer of General Dynamics in September 2008. The Compensation Committee reviews director compensation on an annual basis. In early 2008, at the request of the committee, we engaged Hewitt Associates (Hewitt) to conduct a director compensation survey that included cash retainers, meeting fees, equity compensation and additional director benefits. Hewitt provided director compensation data for two peer groups. The first group consisted of companies in various industries and the second group consisted of nine companies in the aerospace and defense industry. In each group, the average sales approximated our sales. The committee benchmarked director compensation against these two peer groups. Based on this review, the committee recommended, and the Board subsequently approved, changes to director compensation in March 2008.

Director compensation for January 2008 to March 2008 included the following:

Annual Retainer	$50,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$2,500 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $2,500 per day for attending strategic or financial planning meetings sponsored by General Dynamics

Annual Equity Award	Approximately $105,000 on the date of award

Director compensation for March 2008 to March 2009 included the following:

Annual Retainer	$55,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$2,500 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $2,500 per day for attending strategic or financial planning meetings sponsored by General Dynamics

Annual Equity Award	Approximately $115,000 on the date of award

In early 2009, as part of its annual review of director compensation, the committee requested that Hewitt update its director compensation analysis. Hewitt provided information on director compensation practices at the same peer groups mentioned above. The Compensation Committee reviewed the analysis provided by Hewitt and, based on this review, recommended an increase in the annual retainer. Based upon the recommendation of the committee, the Board approved at its February 2009 meeting an increase in the annual retainer to $65,000. All other elements of director compensation were unchanged.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any), and attendance fees paid to each director during 2008 are reflected in the aggregate in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2008 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award valued at approximately one-third of the total equity award and a stock option award valued at approximately two-thirds of the total equity award.

In light of the travel required by service on the Board, General Dynamics also provides each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2008 table.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of our Common Stock. Non-management directors are expected to achieve the target ownership threshold within five years of election to the Board. Management directors are subject to the ownership requirements discussed on page 23 of this Proxy Statement under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Director Compensation Table

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors. In September 2008, Mr. Johnson became an executive officer of the company and ceased receiving compensation for his services as a director. The number of shares of restricted stock and the number of shares subject to options awarded to the directors annually are the same for each director. Differences in restricted stock award values and option award values reflected in the table are due to variances in the amortization periods used to calculate the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123(R)), restricted stock expense and the length of service of a director.

Director Compensation for Fiscal Year 2008

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
James S. Crown	$129,750	$47,930	$69,829	$2,164	$249,673
William P. Fricks	$131,750	$36,382	$69,829	$2,164	$240,125
Charles H. Goodman	$105,083	$36,382	$69,829	$5,517	$216,811
Jay L. Johnson	$73,917	$36,382	$69,829	$2,164	$182,292
George A. Joulwan	$113,750	$36,382	$69,829	$3,114	$223,075
Paul G. Kaminski	$109,750	$36,382	$69,829	$2,164	$218,125
John M. Keane	$105,250	$36,382	$69,829	$2,164	$213,625
Deborah J. Lucas	$120,417	$26,609	$69,829	$2,164	$219,019
Lester L. Lyles	$117,250	$36,382	$69,829	$2,164	$225,625
Carl E. Mundy, Jr.	$105,750	$36,382	$69,829	$4,107	$216,068
J. Christopher Reyes	$91,250	$19,039	$31,240	$2,164	$143,693
Robert Walmsley	$101,750	$36,382	$69,829	$3,114	$211,075
(a)	Messrs. Crown, Fricks, Johnson, Keane, Lyles and Reyes and Ms. Lucas elected to receive 100 percent of their annual retainer in Common Stock. As a result, with the exception of Mr. Johnson, they each received 729 shares of Common Stock with a grant date fair value of $53,585. Mr. Johnson received 416 shares of Common Stock with a grant date fair value of $35,306.
(b)	The amounts reported in the Stock Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009. The grant date fair value of the 460 shares of restricted stock awarded to each director on March 5, 2008, was $38,079. Restricted stock awards outstanding as of December 31, 2008, for each director were as follows: 2,095 for Messrs. Crown, Fricks, Goodman, Johnson, Joulwan, Kaminski, Keane, Lyles, Mundy and Walmsley; 1,455 for Ms. Lucas; and 460 for Mr. Reyes.
(c)	The amounts reported in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009. The grant date fair value of the 6,600 stock options awarded to each director on March 5, 2008, was $74,976. Option awards outstanding as of December 31, 2008, for each director were as follows: 26,330 for Messrs. Crown, Fricks, Goodman, Kaminski, Lyles and Mundy; 20,880 for Messrs. Johnson and Joulwan; 15,520 for Mr. Keane and Ms. Lucas; 6,600 for Mr. Reyes; and 24,380 for Mr. Walmsley.
(d)	Amounts listed reflect payments by General Dynamics for accidental death and dismemberment insurance.

Compensation Discussion and Analysis

Our Compensation Philosophy

Our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders. At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value.

Over the past ten years, we along with our shareholders have enjoyed exceptional performance, measured by sustained revenue and earnings growth and consistent, solid returns. As the performance graph below shows, we have generated a total return for shareholders of 127 percent, well in excess of the Standard & Poor’s® 500 Index and the Standard & Poor’s® Aerospace & Defense Index. Revenue during the period has grown at an average annual rate of 19 percent while earnings from continuing operations have grown at a faster average annual rate of 21 percent. In addition, our free cash flow, defined as cash from operating activities from continuing operations less capital expenditures, has exceeded net income during the period. During this period, we have deployed this cash to make 43 acquisitions totaling approximately $17.9 billion, to repurchase approximately $3.2 billion of our Common Stock and to return approximately $3 billion in quarterly dividends. We have increased our annual dividend each year during the period.

Ten-Year Historical Performance

(December 1998 – December 2008)

Our management team is dedicated to achieving consistently strong financial results and is compensated in ways that ensure a continual focus on creating shareholder value. Approximately 500 employees participate in our executive compensation program, which includes a salary, a performance-based bonus and equity awards, along with company-provided benefits. Salaries are intended to provide executives with a fair and competitive wage. We use independently provided survey data to set salaries that are targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on the survey data described below. On average, however, salaries account for less than half of our senior executives’ compensation. The majority of their compensation is performance-based and, therefore, at risk. For our named executive officers, more than 75 percent of their compensation is at risk. For our chairman and chief executive officer, that number is over 90 percent. Bonuses, when earned, are paid in cash. Equity awards are granted as restricted stock and stock options.

In practice, equity awards provide the greatest risk and possible reward to our executives. The initial value of an equity grant that an executive receives is driven by an assessment of company performance and his or her individual performance in the prior year. The ultimate value of that grant depends in large part on the impact of the company’s future performance on the value of our Common Stock over the long term. This is essential in aligning the interests of management with the interests of shareholders. If the company does well, management and shareholders both benefit. Clearly, the opposite is also true. For this reason, and as a matter of principle, we do not consider the value of past equity grants when determining current compensation. Our responsibility in setting compensation is to ensure that the expected value of the equity grants, at the time they are received, is reasonable.

We believe that achieving excellent results starts by setting strong goals. Every year, senior management establishes business unit and business group operating goals and an operating plan for the company as a whole. Our Board of Directors reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our operating plan for the year. The Board reviews and monitors our performance throughout the year as compared to the plan. Designed to incentivize value creation, company operating plan goals include orders, sales, earnings from continuing operations, free cash flow from operations, sales per employee, return on invested capital and earnings per share. Return on invested capital is defined as net operating profit after taxes divided by the average debt and equity for the period. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. Business group goals include earnings before interest and taxes (EBIT) and business group cash flow, as well as other programmatic and continuous-improvement goals tailored to the individual business group.

Our responsibility in setting these goals is to ensure that they are aggressive, achievable in light of current market conditions and ultimately contribute to the creation of shareholder value.

As the Average Annual Growth graph on page 19 shows, our company performed well in 2008 and exceeded the annual operating plan goals established by management and approved by the Board. Notwithstanding this strong performance, the recent volatile economic conditions and the resulting market downturn have caused both shareholder value and the value of our executives’ outstanding stock holdings and equity awards to be significantly reduced, or in the case of all outstanding option awards, reduced to zero. Consistent with our compensation philosophy and objectives, the risk and reward associated with equity awards aligns the interests of management with the interests of shareholders. With these interests closely aligned, your management remains dedicated to achieving consistently strong financial results and the creation of shareholder value.

The Annual Compensation Process.    Setting compensation for our executives is a 16-month process that begins in the fall of each year when senior management establishes operating goals for the coming year. The business unit presidents develop business plans and present the plans to the chairman and chief executive officer in November. He, in consultation with the chief financial officer and the executive vice presidents, establishes the business unit and business group operating goals and the company operating plan for the coming year based on those business unit plans. At a three-day Board meeting in early February, the business unit presidents and the business group executive vice presidents present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business unit and business group operating goals and adopts our operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reviews given by the chief financial officer and executive vice presidents.

A review of the year’s performance begins the following January. At that time, the chairman and chief executive officer, the chief financial officer and the executive vice presidents assess the performance of business units, business groups and the company compared with the operating plan goals adopted the year before. The chairman and chief executive officer presents the results of that assessment to the Board of Directors at the three-day Board meeting in early February. Following this review, the chairman and chief executive officer, after consultation with senior management in the Human Resources department, presents an initial proposal on compensation to the Compensation Committee for analysis and comment. As part of this initial proposal, the chairman and chief executive officer provides the committee with a performance assessment of each officer (other than himself) and makes specific recommendations to the committee regarding each officer’s compensation. Finally, the Compensation Committee convenes in early March to review and approve final executive compensation proposals. At this meeting the chairman and chief executive officer offers further analysis of executive compensation recommendations as requested by the committee. The Compensation Committee reviews and approves compensation for the chairman and chief executive officer in executive session at the March meeting.

The Compensation Committee, chairman and chief executive officer and senior management are entrusted to exercise judgment in making the compensation recommendations and decisions described above. Although we use survey data to target each element of cash compensation and total equity compensation, the compensation determinations are not formulaic and involve the exercise of discretion by senior management and the Compensation Committee. We believe the adoption of a specific performance formula could inadvertently encourage undesirable behavior (e.g., favoring particular financial measures to the exclusion of other important objectives and values). To this end, we do not have targeted payout amounts, and the company, business group and individual performance categories for named executive officers are not assigned specific weights. We believe that the use of discretion results in reasonable and rational compensation decisions.

Components of Our Compensation Program

Our executive compensation program has two parts: direct compensation and benefits. Direct compensation consists of a base salary, a bonus and equity awards. Company-sponsored benefits include insurance plans, retirement plans and perquisites.

Direct Compensation

Salary.    We pay executives an annual salary in cash targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on the survey data described below. Salaries are reviewed annually and increases, when they occur, are market-driven. In simplest terms, we pay an executive salary that is “middle of the road” in competitiveness. We do this deliberately. We believe that high-performance organizations make an effort to pay salaries at no more than market and, therefore, create a performance-based culture around bonus and equity incentives to encourage the achievement of aggressive goals.

Bonus.    We award executives bonuses based on the prior year’s performance of the company, their individual performance and, where applicable, that of their business group. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. He or she has upside potential if the company, or the business group where applicable, performs well against the operating plan, and downside potential if performance does not meet expectations. When combined with base salaries, cash bonuses generally bring total executive cash compensation between the 50th and 75th percentiles of cash compensation for executives in comparable positions at our peer group companies based on the survey data described below.

Equity Awards.    We believe that equity awards are an effective tool for aligning long-term executive performance with value creation. Accordingly, most of the potential value of our executives’ annual compensation is in the form of equity. In addition, we require that officers retain Common Stock until they own outright shares with a market value ranging from eight to 25 times their base salary depending on the officer’s position. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. As a result, over time our officers become shareholders with considerable personal financial interest in the health and performance of our company.

We determine the amount of equity awards using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the equity award is driven in part by prior-year performance and in part by the executive’s ability to create value going forward. As a reasonableness test, we base the multiples on surveys of the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions. The ratio of long-term incentives to cash compensation for our executives is generally between the 50th and 75th percentiles of the survey data.

Equity awards consist of awards of restricted stock and stock options. The allocation in recent years has been approximately one-third in restricted stock and two-thirds in stock options. We believe this allocation is conducive to creating a healthy risk and reward profile for our executives. Stock options are more sensitive to fluctuations in the stock market as well as our performance during the life of the options. As explained in greater detail below, our currently outstanding options expire five years after the date of grant. We balance the risk inherent in options against the relative level of stability implicit in restricted stock to motivate our executives to achieve operating goals that are aggressive, but achievable.

As a matter of practice, we grant restricted stock awards and stock options at “fair market value” on the first Wednesday of March each year. For new hires or promotions, restricted stock awards and stock options are granted at fair market value on the later of the effective date of the event or the date the award is approved by the Compensation Committee. We define fair market value as the average of the high and low stock price on the date of the equity grant.

Restricted Stock.    A grant of restricted stock is an award of shares of Common Stock that is released approximately four years after the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. During the restriction period, recipients may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Recipients may, however, vote their shares and are entitled to receive dividend payments and other distributions on our Common Stock. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee. Finally, no one participant can be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the named executive officers is well-below this share limit.

Stock Options.    Stock options give an executive the right to buy a share of our Common Stock in the future at a predetermined “exercise price.” We value stock options using the Black-Scholes formula. The formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under FAS 123(R). Stock options vest over two years: 50 percent of the grant is exercisable in one year; the remainder is exercisable the following year. All currently outstanding options expire five years after the grant date. No one recipient can be granted an award of options to purchase more than 1,000,000 shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the named executive officers is well below this share limit. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

Stock Ownership Guidelines.    Our stock ownership and retention guidelines preclude corporate officers from selling shares of Common Stock until they own outright shares of Common Stock with a market value ranging from eight to 25 times their base salary. The chief executive officer must retain outright ownership worth 25 times his base salary. Our vice chairman, executive vice presidents and senior vice presidents must retain outright ownership worth 10 times their respective base salaries. Vice presidents must retain outright ownership worth eight times their respective base salaries. We believe our stock ownership and retention guidelines strongly align the interests of management with the interests of shareholders because, over time, executives become shareholders with a considerable investment in General Dynamics. Our stock ownership and retention guidelines are reviewed annually by the Compensation Committee.

Market Data.    To assist the Compensation Committee in its determinations, we utilize survey data provided by Hewitt Associates, a leading provider of compensation surveys. Through the use of regression analysis, the Hewitt data provides a median salary (the 50th percentile) and the 50th to 75th percentiles for total cash compensation for comparable positions at the peer group companies. Hewitt also provides survey data for the 50th to 75th percentiles for ratios of long-term incentives to cash compensation for comparable positions at the peer group companies.

For the March 2009 determinations, we obtained information on compensation levels, programs and practices of companies within two peer groups. These peer groups were used to benchmark the compensation for participants in our executive compensation program, including our named executive officers. The 2008 revenues of General Dynamics approximated both the median and average revenues of both peer groups. In selecting the companies that comprise these peer groups, we considered the size, revenues, industry group, organizational structure and compensation practices of the peer company.

The core peer group consisted of companies in the aerospace and defense sector or companies that have substantial aerospace or defense revenues. We selected companies with the largest revenues with whom we compete for executive talent. The companies in the core peer group were:

The Boeing Company

Goodrich Corporation

Honeywell International Inc.

L-3 Communications Holdings, Inc.

Lockheed Martin Corporation

Northrop Grumman Corporation

Raytheon Company

Rockwell Collins, Inc.

Textron Inc.

United Technologies Corporation

The broader peer group consisted of the companies in the core peer group plus five additional companies from other industries. These additional companies have similar revenues, complexity of operations and organizational structure to General Dynamics. One or more of the additional companies in this broader peer group was used when the core peer group did not have a sufficient number of comparable positions to produce meaningful survey data. The five additional companies in the broader peer group were:

3M Company

Alcoa Inc.

Emerson Electric Co.

Illinois Tool Works Inc.

Johnson Controls, Inc.

Company-Provided Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding employees throughout the company. Benefit packages are not, however, standard across General Dynamics. Instead, our business units and corporate headquarters tailor their individual offerings based on their competitive marketplace. As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and still remain competitive. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive, and support the overall needs of our employees.

This section describes the benefits that we provide to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the company as context to specific discussions about executive benefits. We also have employment or retirement agreements with two of our named executive officers that affect their retirement benefits. The material terms of these agreements are described beginning on page 39 in the narrative discussion following the Pension Benefits for Fiscal Year 2008 table.

Benefits for Active Employees.    We make available medical, dental, life insurance and disability coverage to eligible, full-time U.S.-based employees, including all the named executive officers. Employees can select the level of coverage appropriate for their circumstances.

We provide, at no cost to the employee, group life insurance coverage worth one times base salary and 50 percent long-term disability coverage to the majority of U.S.-based employees. For our named executive officers, we also provide at no cost to the officers additional life insurance coverage worth a total of two times their base salary.

Retiree Benefits.    Retiree benefits vary significantly across our U.S.-based business units and may include retiree medical and dental coverage. Retiree benefits are not provided to employees at certain locations, including our headquarters. Consequently, none of the named executive officers participates in a subsidized retiree medical or dental program. Eligible employees at our headquarters can elect, at their own expense, to continue COBRA-eligible benefits through General Dynamics until they attain age 65. There are no retiree medical or dental benefits available to employees at our headquarters after they have reached age 65.

Eligible key executives throughout the company can purchase group term life insurance prior to retiring. For executives who retire prior to age 65, we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. Upon the retiree’s reaching age 65, or for executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Company-sponsored Retirement Plans.    We provide a number of defined-benefit and defined-contribution retirement plans to our employees, including the named executive officers, through a combination of qualified and non-qualified plans.

Below are descriptions of the retirement plans that cover employees at our headquarters, including the named executive officers. Mr. DeMuro participates in a legacy retirement plan that is described on page 39 in the narrative discussion following the Pension Benefits for Fiscal Year 2008 table.

Defined-Benefit Retirement Plan.    We sponsor the General Dynamics Salaried Retirement Plan, which is a funded, tax-qualified, noncontributory defined-benefit pension plan. The Salaried Retirement Plan was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0 percent times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.3333 percent times a participant’s highest final average pay multiplied by years of service earned prior to January 1, 2007. There is no limit on the number of years of service under this formula, and the benefit is payable as a life annuity. A participant’s base salary and cash bonus are used to calculate retirement benefits. We make contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.    The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($230,000 in 2008 and $245,000 in 2009). To provide a benefit calculated on compensation in excess of this compensation limit, we provide eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations.

Savings and Stock Investment (401(k)) Plan.    All our named executive officers participate in the General Dynamics Corporation Savings and Stock Investment Plan – Plan 4.5 (the SSIP), a tax-qualified defined-contribution retirement plan. All participants are eligible to make before-tax contributions and receive company matching contributions under the SSIP. During 2008, the SSIP provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. Our matching contributions during 2008 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 32 of this Proxy Statement.

Supplemental Savings and Stock Investment Plan.    We provide a Supplemental Savings and Stock Investment Plan (the Supplemental SSIP) to key employees, including all the named executive officers. The purpose of the Supplemental SSIP is to allow key executives to defer salary and receive matching contributions on compensation in excess of the $230,000 compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Our matching contributions during 2008 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 32 of this Proxy Statement.

Perquisites.    We provide perquisites to key executive officers, including the named executive officers, as a recruiting and retention tool. We also provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. We believe that our perquisites are appropriate. As a reasonableness test, we compare these perquisites against generally accepted corporate practices.

The perquisites provided to our named executive officers in 2008 were: club memberships, financial planning and tax preparation services, physical exams, home security systems, personal liability and supplemental accidental death and dismemberment insurance, relocation expenses, and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided to our chairman and chief executive officer as required by the Board to help ensure his security and accessibility.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 32 of this Proxy Statement.

Change in Control Agreements, Employment Agreements and Retirement Agreements

We have change in control agreements, also known as severance protection agreements, with key executives throughout the company, including each of our named executive officers and our vice chairman. We believe that these agreements are an important tool for recruiting and retaining highly qualified executives who could have other job alternatives that may appear to the executive to be less risky absent these agreements. The agreements are structured to protect the interests of shareholders by including a “double-trigger” mechanism that is activated only when:

(1)	a change of control is consummated, and
(2)	the executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. Appropriate payment and benefit levels under the change in control agreements were established in the early 1990s and have been evaluated and reviewed over the years both internally and by outside advisors. These reviews support our view that the agreements are consistent with market practice.

We also have individual agreements with our chairman and chief executive officer, our vice chairman, and our senior vice president and general counsel. The payment and benefit levels in each of these agreements were determined by arms-length negotiations.

The employment agreement with our chairman and chief executive officer provides for payments and retirement benefits upon termination of his employment. The payment and benefit levels established in the agreement were intended to extend Mr. Chabraja’s tenure as chairman and chief executive officer through June 30, 2009, by providing him with a competitive package of payments and benefits. The retirement benefits provided for in the agreement are described on page 39 in the narrative following the Pension Benefits for Fiscal Year 2008 table of this Proxy Statement.

The agreement with Mr. Johnson provides that he will become chief executive officer when Mr. Chabraja retires from that position on June 30, 2009. Pursuant to the agreement, Mr. Johnson’s initial base salary was $845,000. In March 2009, the Compensation Committee approved an increase in Mr. Johnson’s base salary to $860,000 for the March 23, 2009, through June 30, 2009, period and a base salary of $1,400,000, effective July 1, 2009. The Compensation Committee also awarded Mr. Johnson a cash bonus of $500,000 for his 2008 performance.

The retirement benefit agreement with our senior vice president and general counsel provides for additional retirement benefits. These benefits are described on page 40 in the narrative following the Pension Benefits for Fiscal Year 2008 table of this Proxy Statement.

Payments and benefits provided to our named executive officers pursuant to the change in control agreements and individual agreements, where applicable, are described in the Potential Payments upon Termination or Change in Control section beginning on page 42 of this Proxy Statement.

Analysis of 2008 Compensation for the Named Executive Officers

This section provides an analysis of the specific compensation that we paid to our named executive officers for 2008 based on the compensation philosophy articulated earlier in this Compensation Discussion and Analysis.

2008 Base Salaries

The Compensation Committee reviews salaries annually in February and March for the upcoming year. Salary increases, when they occur, are market-driven. For 2008, the Compensation Committee approved the following salaries for the named executive officers: Mr. Chabraja – $1,400,000; Mr. Redd – $650,000; Mr. Hall – $595,000; Mr. DeMuro – $610,000; and Mr. Savner – $535,000. These salaries were effective on March 24, 2008. Since the Summary Compensation Table on page 32 reflects total salaries paid in 2008, the salary data in the table includes the salaries paid for the first three months of 2008 – at the 2007 salary level – and the remaining nine months paid at the 2008 level. The 2008 salaries for our named executive officers were at the 50th percentile of the competitive market based on the survey data.

2008 Bonuses and 2009 Equity Awards

The majority of our executive compensation is performance-based. Bonuses are paid based on the performance of the company, individual performance of the executive and, where applicable, that of their business group. Equity awards are determined based on a multiple of the named executive officer’s total cash compensation.

For 2008 compensation decisions, senior management and the Compensation Committee considered the results for the company and each of the business groups compared against the operating plan goals for 2008. In addition, the committee considered the leadership and management skills of all of our executives during 2008, including the named executive officers. These considerations are consistent with our belief that the use of discretion and judgment in setting compensation must be a part of any effective compensation plan.

For Mr. Chabraja, Mr. Redd and Mr. Savner, the Compensation Committee’s operating performance review focused on earnings from continuing operations, free cash flow from operations, return on invested capital and earnings per share at the company level. The committee considered that for 2008: the company’s earnings from continuing operations of $2.478 billion exceeded the plan goal of $2.249 billion; free cash flow from operations of $2.634 billion exceeded the plan goal of $2.243 billion; return on invested capital of 18.5 percent exceeded the plan goal of 15.9 percent; and earnings per share of $6.22 exceeded the plan goal of $5.50. In addition, for Mr. Chabraja, the committee considered the strong performance of General Dynamics under his 12-year leadership. The committee also acknowledged Mr. Chabraja’s leadership in managing the company and in maintaining management’s focus on earnings, cash flow and return on invested capital. For Mr. Redd and Mr. Savner, the committee recognized the leadership provided by both executives in managing our risk profile and the guidance and support provided by both executives to the company through their management and oversight of our finance and legal organizations. For each of these three executives, the committee also considered the growth in the company’s orders and the significant increase in the company’s backlog in 2008.

For Mr. Hall and Mr. DeMuro, the Compensation Committee reviewed the operating performance of their business groups and focused on earnings before interest and taxes (EBIT) and business group cash flow. The committee considered that for 2008: (1) the Combat Systems group’s EBIT of $1.114 billion exceeded the plan goal of $1.017 billion; and business group cash flow of $777 million exceeded the plan goal of $666 million; and (2) the Information Systems and Technology group’s EBIT of $1.074 billion exceeded the plan goal of $1.061 billion; and business group cash flow of $959 million exceeded the plan goal of $721 million. Additionally, for Mr. DeMuro and Mr. Hall, the committee recognized the leadership provided by both executives in managing their business groups, their focus on driving process improvement, the growth in their business groups’ orders and backlog, and their ability to obtain excellent results while managing continuing growth.

The bonus award for each of the named executive officers other than Mr. Chabraja brought total cash compensation for each of those named executive officers between the 50th and 75th percentiles of the competitive market based on the survey data. In recognition of the strong performance of General Dynamics and Mr. Chabraja’s strong leadership in 2008, the bonus award for Mr. Chabraja brought his total cash compensation above the 75th percentile. Bonus awards are reflected in the Bonus column of the Summary Compensation Table. In recognition of Mr. Chabraja’s retirement as chief executive officer in June 2009, Mr. Chabraja did not receive a March 2009 equity award in his capacity as chief executive officer. For each other named executive officer, the ratio of long-term incentives to cash compensation used to determine the executive’s 2009 equity-award multiple was between the 50th and 75th percentiles of the competitive market based on the survey data. The number of options and shares of restricted stock awarded to each named executive officer in 2008 is reflected in the Grants of Plan-Based Awards in Fiscal Year 2008 table. The Summary Compensation Table shows the dollar amount for each equity award recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R).

The following graph depicts the 2008 compensation paid to the named executive officers by type of compensation as a percentage of the executive’s direct compensation. The graph demonstrates the compensation philosophy described in this Compensation Discussion and Analysis section under which the majority of our executives’ compensation is at risk in the form of performance-based bonuses and equity awards.

*	Restricted stock awards and stock option awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) as reported in the Summary Compensation Table.

Executive Compensation

Summary Compensation

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – both restricted stock and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

As we discussed in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct compensation includes base salary, bonus and equity awards. Salary increases, when they occur, are market-driven and can result in salaries up to the median (50th percentile) of the survey data based on the executive’s experience. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. Total cash compensation (base salary and bonus) is targeted between the 50th and 75th percentiles of the survey data. Long-term equity compensation is determined based on a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the long-term equity compensation is driven in part by prior-year performance and in part by the executive’s ability to create value going forward.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total

Nicholas D. Chabraja Chairman and Chief Executive Officer	2008 2007 2006	$1,375,000 1,300,000 1,300,000	$4,500,000 3,500,000 3,200,000	$4,228,694 3,497,699 1,711,714	$7,655,955 6,922,098 4,956,325	$3,762,388 2,920,083 2,882,868	$404,603 414,788 453,828	$21,926,640 18,554,668 14,504,735

L. Hugh Redd Senior Vice President and Chief Financial Officer	2008 2007 2006	$618,750 496,250 328,333	$1,000,000 750,000 450,000	$351,653 194,164 84,774	$1,121,973 656,461 202,274	$345,138 23,107 88,822	$83,124 98,706 615,840	$3,520,638 2,218,688 1,770,043

Charles M. Hall Executive Vice President, Combat Systems	2008 2007	$581,250 532,500	$1,030,000 900,000	$683,659 548,937	$1,414,366 1,076,987	$661,844 —	$73,683 56,057	$4,444,802 3,114,481

Gerard J. DeMuro Executive Vice President, Information Systems and Technology	2008 2007 2006	$602,500 572,500 537,500	$1,045,000 900,000 725,000	$679,562 427,911 264,588	$1,472,759 1,210,606 774,541	$134,321 — 97,707	$92,967 78,401 86,792	$4,027,109 3,189,418 2,486,128

David A. Savner Senior Vice President, General Counsel and Secretary	2008 2007 2006	$526,250 500,000 497,500	$975,000 715,000 665,000	$542,093 503,406 229,954	$1,145,245 991,009 667,405	$487,500 — 223,168	$100,728 86,928 141,736	$3,776,816 2,796,343 2,424,763
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual awards were made in the succeeding year.
(b)	The amounts reported in the Stock Awards column and the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year, in accordance with FAS 123(R), without regard to the possibility of forfeitures. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officer. Based upon the closing market price of our Common Stock of $40.22 on March 4, 2009, the option awards all have a value of $0 and the awards of restricted stock, if released on that date, would have a significantly lower value than the value on the grant date. For 2008, assumptions used in the calculation of the FAS 123(R) amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009. For 2007, assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2008. For 2006, assumptions used in the calculation of these amounts are included in Note Q to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007.
(c)	The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. For Mr. Hall, Mr. DeMuro and Mr. Savner, negative changes in pension value were excluded from this column for 2007 in the amount of $(110,092), $(228,126) and $(235,891), respectively.
(d)	All Other Compensation includes the following items: (1) amounts reimbursed for the payment of taxes; (2) amounts contributed by General Dynamics under the SSIP and allocations to the Supplemental SSIP; (3) payments for term life insurance; and (4) noncash items provided to executive officers. Amounts reimbursed for the payment of taxes for 2008 were as follows: Mr. Chabraja – $24,331; Mr. Redd – $5,279; Mr. Hall – $5,844; Mr. DeMuro – $4,363; and Mr. Savner – $5,508. Amounts contributed by General Dynamics to the SSIP and allocations by General Dynamics to the Supplemental SSIP for 2008 were as follows: Mr. Chabraja – $58,500; Mr. Redd – $23,625; Mr. Hall – $24,300; Mr. DeMuro – $26,100; and Mr. Savner – $22,500. Payments for term life insurance for 2008 were as follows: Mr. Chabraja – $24,968; Mr. Redd – $3,525; Mr. Hall – $4,565; Mr. DeMuro – $3,477; and Mr. Savner – $6,661. Noncash items (perquisites) provided to named executive officers in 2008, which for each named executive officer is in the aggregate equal to or greater than $10,000, were as follows: club memberships, financial planning and tax preparation services, physical exams, home security systems, personal liability and supplemental accidental death and dismemberment insurance, relocation expenses, personal use of automobiles owned or leased by General Dynamics, and, solely for Mr. Chabraja, personal use of company aircraft. The aggregate incremental cost to General Dynamics for Mr. Chabraja’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Chabraja’s security and accessibility, was $239,225. The aggregate incremental cost to General Dynamics of personal use of aircraft owned by the company is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight.

2008 Equity-Based Awards

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock and stock options. The following table provides information on the equity awards in 2008 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, the number of stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of restricted stock and stock option awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and to set the exercise price for stock options.

Grants of Plan-Based Awards in Fiscal Year 2008

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Nicholas D. Chabraja	3/5/2008	45,380	—	—	—	$3,756,556
	3/5/2008	—	646,000	$82.78	$83.52	7,926,420

L. Hugh Redd	3/5/2008	7,610	—	—	—	$629,956
	3/5/2008	—	108,300	$82.78	$83.52	1,328,841

Charles M. Hall	3/5/2008	9,040	—	—	—	$748,331
	3/5/2008	—	128,650	$82.78	$83.52	1,578,536

Gerard J. DeMuro	3/5/2008	9,120	—	—	—	$754,954
	3/5/2008	—	129,800	$82.78	$83.52	1,592,646

David A. Savner	3/5/2008	6,780	—	—	—	$561,248
	3/5/2008	—	96,600	$82.78	$83.52	1,185,282
(a)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2008. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in General Dynamics. Our chief executive officer must retain outright ownership of Common Stock worth 25 times his base salary. Our vice chairman, executive vice presidents and senior vice presidents must retain 10 times their respective base salaries. Vice presidents must retain eight times their respective base salaries. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. When options are exercised, executives may sell only enough shares to cover transaction costs and taxes, until they meet the ownership requirement. In many cases below, the named executive officers exercised options and held net shares, selling only enough shares to cover both the transaction costs and the income taxes due on the resulting gain. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Nicholas D. Chabraja	—	$—	78,120	$6,888,622

L. Hugh Redd	3,510	$191,979	1,538	$135,621

Charles M. Hall	101,550	$2,526,485	5,408	$476,877

Gerard J. DeMuro	28,450	$1,214,376	8,532	$752,352

David A. Savner	30,462	$1,429,411	9,734	$858,344

Outstanding Equity Awards

The following table provides information on outstanding stock option and restricted stock awards held by the named executive officers as of December 31, 2008. Stock options can be exercised as follows: 50 percent beginning on the first anniversary of the grant date and the remainder beginning on the second anniversary. Restricted stock grants are released approximately four years after the grant date. During the restriction period, recipients of restricted stock awards may not sell, transfer, pledge, assign or otherwise convey the shares underlying the award. Recipients may, however, vote their shares and are entitled to receive dividends or dividend equivalents on the shares from the date of grant. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For restricted stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested) and their December 31 market value.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (b)	Market Value of Shares of Stock That Have Not Vested
Nicholas D. Chabraja					210,180	$12,104,266
	—	646,000	$82.78	3/4/2013
	227,750	227,750	76.23	3/6/2012
	447,300	—	62.355	2/28/2011
	517,600	—	52.65	3/1/2010
	520,300	—	45.67	3/2/2009

L. Hugh Redd					18,890	$1,087,875
	—	108,300	$82.78	3/4/2013
	28,950	28,950	76.23	3/6/2012
	23,460	—	64.01	5/31/2011
	9,000	—	62.355	2/28/2011
	10,100	—	52.65	3/1/2010
	10,200	—	45.67	3/2/2009

Charles M. Hall					31,060	$1,788,745
	—	128,650	$82.78	3/4/2013
	—	40,950	76.23	3/6/2012

Gerard J. DeMuro					36,070	$2,077,271
	—	129,800	$82.78	3/4/2013
	43,100	43,100	76.23	3/6/2012
	73,500	—	62.355	2/28/2011
	74,800	—	52.65	3/1/2010
	28,450	—	45.67	3/2/2009

David A. Savner					29,680	$1,709,271
	—	96,600	$82.78	3/4/2013
	34,550	34,550	76.23	3/6/2012
	61,000	—	62.355	2/28/2011
	66,502	—	52.65	3/1/2010

(a)	Of the 646,000 stock options held by Mr. Chabraja with an exercise price of $82.78, 323,000 became exercisable on March 5, 2009, and 323,000 will become exercisable on March 5, 2010. The 227,750 stock options held by Mr. Chabraja with an exercise price of $76.23 became exercisable on March 7, 2009. Of the 108,300 stock options held by Mr. Redd with an exercise price of $82.78, 54,150 became exercisable on March 5, 2009, and 54,150 will become exercisable on March 5, 2010. The 28,950 stock options held by Mr. Redd with an exercise price of $76.23 became exercisable on March 7, 2009. Of the 128,650 stock options held by Mr. Hall with an exercise price of $82.78, 64,325 became exercisable on March 5, 2009, and 64,325 will become exercisable on March 5, 2010. The 40,950 stock options held by Mr. Hall with an exercise price of $76.23 became exercisable on March 7, 2009. Of the 129,800 stock options held by Mr. DeMuro with an exercise price of $82.78, 64,900 became exercisable on March 5, 2009, and 64,900 will become exercisable on March 5, 2010. The 43,100 stock options held by Mr. DeMuro with an exercise price of $76.23 became exercisable on March 7, 2009. Of the 96,600 stock options held by Mr. Savner with an exercise price of $82.78, 48,300 became exercisable on March 5, 2009, and 48,300 will become exercisable on March 5, 2010. The 34,550 stock options held by Mr. Savner with an exercise price of $76.23 became exercisable on March 7, 2009.

(b)	Restricted stock is released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 210,180 restricted shares held by Mr. Chabraja, 62,680 shares were released on January 2, 2009, with a market value of $3,668,660; 56,880 restricted shares will be released on January 4, 2010; 45,240 restricted shares will be released on January 3, 2011; and 45,380 restricted shares will be released on January 3, 2012. Of the 18,890 restricted shares held by Mr. Redd, 1,200 shares were released on January 2, 2009, with a market value of $70,236; 4,340 restricted shares will be released on January 4, 2010; 5,740 restricted shares will be released on January 3, 2011; and 7,610 restricted shares will be released on January 3, 2012. Of the 31,060 restricted shares held by Mr. Hall, 6,220 shares were released on January 2, 2009, with a market value of $364,057; 7,680 restricted shares will be released on January 4, 2010; 8,120 restricted shares will be released on January 3, 2011; and 9,040 restricted shares will be released on January 3, 2012. Of the 36,070 restricted shares held by Mr. DeMuro, 9,040 shares were released on January 2, 2009, with a market value of $529,111; 9,340 restricted shares will be released on January 4, 2010; 8,570 restricted shares will be released on January 3, 2011; and 9,120 restricted shares will be released on January 3, 2012. Of the 29,680 restricted shares held by Mr. Savner, 8,280 shares were released on January 2, 2009, with a market value of $484,628; 7,760 restricted shares will be released on January 4, 2010; 6,860 restricted shares will be released on January 3, 2011; and 6,780 restricted shares will be released on January 3, 2012.

Company-Sponsored Retirement Plans

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers participate in each of the retirement programs indicated next to their name in the table below. The table shows the actuarial present value as of December 31, 2008, of the pension benefits earned for each named executive officer over the course of his career. To the extent that a named executive officer has an individual retirement agreement, the table shows the pension benefit associated with that agreement. All other retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

Pension Benefits for Fiscal Year 2008

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year
Nicholas D. Chabraja	Salaried Retirement Plan Supplemental Retirement Plan Retirement Agreement	16 16 16	$471,632 8,417,809 15,099,492	None

L. Hugh Redd (b)	Salaried Retirement Plan Supplemental Retirement Plan	21 21	$267,672 571,477	None

Charles M. Hall (c)	Salaried Retirement Plan Supplemental Retirement Plan	25 25	$476,285 1,689,754	None

Gerard J. DeMuro	Salaried Retirement Plan - GSC Legacy Provisions Supplemental Retirement Plan	23 23	$300,726 568,955	None

David A. Savner (d)	Salaried Retirement Plan Supplemental Retirement Plan Retirement Agreement	11 11 16	$321,164 1,197,949 548,933	None
(a)	The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2008, using the company’s Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, assumptions as of year-end 2008. For a discussion of this calculation, see Note Q to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 20, 2009.
(b)	Mr. Redd’s total service is 22 years and credited service is 21 years.
(c)	Mr. Hall’s total service is 34 years and credited service is 25 years.
(d)	Mr. Savner is credited with an additional five years of service under the Salaried Retirement Plan and Supplemental Retirement Plan pursuant to his retirement agreement. The present value of the additional retirement benefit that Mr. Savner receives as a result of this service credit is $548,933.

Salaried Retirement Plan

The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers other than Mr. DeMuro participate in the Salaried Retirement Plan. Effective January 1, 2007, new employees were no longer offered participation in the Salaried Retirement Plan.

Earnings used to calculate pensions (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $230,000 for 2008, and does not pay annual benefits beyond a predetermined benefit limit, which for 2008 was $185,000.

The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the months of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.3333 percent. For credited service earned on and after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay will freeze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has 13 different actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. Mr. Chabraja is the only named executive officer who had reached the normal retirement age as of December 31, 2008.

A participant with at least 10 years of service qualifies for early retirement at age 55. Mr. Hall and Mr. Savner are the only named executive officers who qualified for early retirement as of December 31, 2008. A participant who is eligible for early retirement is entitled to receive the following:

(1)	for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age-65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of their age-65 benefit.

(2)	for benefits based on credited service earned on and after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age-65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan

The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers participate in the Supplemental Retirement Plan. Effective January 1, 2007, new employees are no longer offered participation in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

Salaried Retirement Plan – GSC Legacy Provisions

For service prior to January 1, 2005, Mr. DeMuro has a frozen defined-benefit pension under the General Dynamics Salaried Retirement Plan – GSC Legacy Provisions defined-benefit pension plan (the GSC Plan) and the Supplemental Retirement Plan. Mr. DeMuro’s defined-benefit pension under these plans totals $127,426 payable annually at normal retirement age 65 as a single-life annuity. Mr. DeMuro may elect to receive the present value of his annuity in a single lump sum upon retirement. Effective January 1, 2005, the GSC Plan was amended to provide the same benefits as those provided under the Salaried Retirement Plan. Mr. DeMuro has continued to accrue pension benefits under the amended GSC Plan for service on and after January 1, 2005.

Individual Retirement Agreements

We have individual retirement agreements with Mr. Chabraja and Mr. Savner, which provide retirement benefits in addition to the benefits each of them has earned under both the Salaried Retirement Plan and the Supplemental Retirement Plan. The executives holding these agreements are general unsecured creditors of the company.

The terms of these agreements are as follows:

Mr. Chabraja.    General Dynamics and Mr. Chabraja entered into an amended and restated retirement agreement on June 7, 2007, to ensure Mr. Chabraja’s continued tenure by giving him an incentive to remain actively employed by General Dynamics as our chairman and chief executive officer. As part of this agreement, Mr. Chabraja accrues a monthly retirement benefit equal to 30 percent of his “average monthly salary,” increasing by one-half percentage point for each month of employment after April 30, 2004. “Average monthly salary” is defined as the average of the highest consecutive aggregate monthly salary and cash bonuses paid during a consecutive 60 month period within the last 120 months of active employment. If Mr. Chabraja remains a General Dynamics employee until June 30, 2009, his benefit percentage will be 61 percent of his average monthly salary. This benefit is offset by benefits payable in the form of a monthly lifetime annuity under the Salaried Retirement Plan and the Supplemental Retirement Plan. The portion of the benefit attributable to the retirement agreement will be paid in the form of a lump-sum payment. The payment will be calculated upon his termination using the actuarial assumptions described in our 2006 fiscal year financial disclosures. Payment will be made as soon as practicable after termination, taking into account the provisions of Internal Revenue Code Section 409A.

Mr. Savner.    Mr. Savner’s retirement agreement, dated March 4, 1998, and amended June 7, 2007, provides him with a retirement benefit equal to an additional five years of plan participation under the Salaried Retirement Plan and the Supplemental Retirement Plan. The purpose of the original agreement was to retain the services of Mr. Savner as general counsel for at least six years. If Mr. Savner had terminated his employment prior to completing six years of employment, he would have forfeited all benefits under the agreement. The value of the retirement benefit under Mr. Savner’s agreement depends on his “average monthly salary” at retirement. The “average monthly salary” is calculated as the monthly average of his highest 60 consecutive months of pensionable earnings out of his last 120 months of active employment. The agreement was amended in 2007 to provide for additional benefits if Mr. Savner continues to serve as general counsel until March 31, 2009. The additional benefits consist of a cash bonus payment for service during 2009 of no less than his 2008 bonus, vesting of all outstanding equity awards and an increase in the spousal annuity benefit provided under the retirement benefit agreement.

Nonqualified Defined-Contribution Deferred Compensation

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2008. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2008 along with the earnings on each executive’s total account.

Nonqualified Deferred Compensation for Fiscal Year 2008

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)
Nicholas D. Chabraja	$62,500	$48,150	$(974,881)	—	$1,858,988
L. Hugh Redd	$37,000	$13,275	$(30,414)	—	$74,888
Charles M. Hall	$16,900	$13,950	$4,710	—	$293,494
Gerard J. DeMuro	$42,500	$15,750	$(167,091)	—	$320,766
David A. Savner	$34,500	$12,150	$(257,436)	—	$522,478
(a)	The registrant contributions of $48,150, $13,275, $13,950, $15,750 and $12,150 for Mr. Chabraja, Mr. Redd, Mr. Hall, Mr. DeMuro and Mr. Savner, respectively, are included in the All Other Compensation column of the Summary Compensation Table.
(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)	Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Mr. Chabraja, Mr. Redd, Mr. DeMuro and Mr. Savner. The amounts previously reported as executive and registrant contributions were as follows: (1) Mr. Chabraja, $569,601 and $554,476; (2) Mr. Redd, $32,311 and $14,136; (3) Mr. DeMuro, $168,080 and $86,477; and (4) Mr. Savner, $230,408 and $143,461.

General Dynamics Corporation Supplemental Savings and Stock Investment Plan

The Supplemental SSIP is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limitations imposed by the Internal Revenue Code on the SSIP.

The SSIP is a tax-qualified 401(k) defined-contribution plan that covers most of our salaried employees. Employees can make before-tax contributions to the SSIP, and we will match a portion of those contributions. Our matching contributions to the SSIP on behalf of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table.

For those who elect to participate in the Supplemental SSIP, we contribute the amount of before-tax contributions and company matching contributions that would have been credited to the employee under the SSIP if no Internal Revenue Code limitations were in effect, less the maximum amount of before-tax contributions and company matching contributions allowable under the SSIP. Investment performance mirrors the performance of the funds that are available to participants under the SSIP.

Supplemental SSIP participants, including the named executive officers, do not receive any earnings on their Supplemental SSIP accounts that are not otherwise paid to all other SSIP participants with a balance in the same investment fund. Participants become vested in all company contributions after completing three years of service. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, participants may elect to receive a lump-sum payment, a deferred lump-sum payment or annual installment payments.

Potential Payments upon Termination or Change in Control

The following are estimated payments and benefits that would be provided to each of the named executive officers in the event of termination of the executive’s employment. We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation Equity Compensation Plan (the Equity Compensation Plan) and, in some cases, the terms of individual employment or retirement agreements that were entered into to attract and retain key executives. The calculations assume a termination date of December 31, 2008. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(i)	the pension benefits described in the Pension Benefits for Fiscal Year 2008 table on page 37 of this Proxy Statement; and

(ii)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2008 table on page 41 of this Proxy Statement.

The estimated totals presented below do not include these amounts.

Termination Scenarios

Termination Scenario 1 – Termination for Cause. If we terminate a named executive officer for cause, he would be entitled to the following:

(i)	A lump-sum payment for unused, accrued vacation of $269,231 for Mr. Chabraja, $75,838 for Mr. Redd, $77,921 for Mr. Hall, $80,952 for Mr. DeMuro and $100,998 for Mr. Savner. This payment reflects the actual vacation hours accrued for each named executive officer, times an hourly rate based on the executive’s base salary.

(ii)	A retiree life insurance benefit with an estimated cost of $315,698 for Mr. Chabraja, $118,808 for Mr. Hall and $156,828 for Mr. Savner. The other named executive officers are not yet eligible for this benefit. In calculating retiree life insurance costs we have assumed the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions used for financial reporting purposes for valuing post-retirement life insurance at December 31, 2008. The life insurance benefit is further described on page 25 of this Proxy Statement under “Compensation Discussion and Analysis – Retiree Benefits.”

(iii)	A retiree medical and dental benefit with an estimated cost of $56,099 for Mr. Hall and $4,643 for Mr. Savner. The other named executive officers are not eligible for this benefit. The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage until the executive reaches age 65.

(iv)	In addition, Mr. Chabraja would receive a lump-sum cash payment of $8,562,472 in lieu of corporate aircraft usage, reimbursement for office space and administrative support, reimbursement for moving expenses and applicable tax gross up, to which he was entitled under an earlier employment agreement.

If terminated for cause, the named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $9,147,401 for Mr. Chabraja, $75,838 for Mr. Redd, $252,828 for Mr. Hall, $80,952 for Mr. DeMuro and $262,469 for Mr. Savner.

Termination Scenario 2 – Voluntary Resignation. If a named executive officer voluntarily resigns from General Dynamics, he would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	In addition, for Mr. Hall and Mr. Savner, the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

(iii)	In addition, for Mr. Chabraja:

(a)	The retiree life insurance benefit described in item (ii) of Termination Scenario 1.

(b)	The lump-sum cash payment described in item (iv) of Termination Scenario 1.

(c)	A bonus payment of $3,500,000.

The named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $12,647,401 for Mr. Chabraja, $75,838 for Mr. Redd, $252,828 for Mr. Hall, $80,952 for Mr. DeMuro and $262,469 for Mr. Savner.

Termination Scenario 3 – Retirement. If a named executive officer retires from General Dynamics, he would be entitled to the same payments and benefits described in Termination Scenario 2. In addition, Mr. Hall and Mr. Savner, both of whom are eligible to retire, would receive an accrued bonus upon retirement in the amount of $900,000 and $715,000, respectively.

Under the terms of the Equity Compensation Plan, Mr. Redd and Mr. DeMuro would not qualify for retirement treatment due to their current age and, therefore, would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Mr. Hall and Mr. Savner, both of whom are eligible to retire, would forfeit a portion of their unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options, as measured by the difference between the closing share price of $57.59 on December 31, 2008, and the option grant price, multiplied by the number of retained options, is $0 for both Mr. Hall and Mr. Savner. The present value of the retained restricted stock, as measured by the product of the number of restricted shares held on December 31, 2008, multiplied by the closing share price of $57.59 on the same date, and applying a discount factor of 1.63 percent to account for the restriction periods, is $1,494,004 for Mr. Hall and $1,484,944 for Mr. Savner.

Mr. Chabraja is also eligible to retire. Under the terms of Mr. Chabraja’s employment agreement, any unvested options and restricted stock awards held by him would vest in full in a retirement scenario. The present values of the retained options and restricted stock are $0 and $11,844,056, respectively.

Under this termination scenario, the estimated total value of the payments and benefits would be $24,491,457 for Mr. Chabraja, $75,838 for Mr. Redd, $2,646,832 for Mr. Hall, $80,952 for Mr. DeMuro and $2,462,413 for Mr. Savner. The estimated totals include the value of the equity awards and the other payments and benefits listed above.

Termination Scenario 4 – Death. If a named executive officer dies while employed by General Dynamics, his estate would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus of $3,500,000 for Mr. Chabraja, $750,000 for Mr. Redd, $900,000 for Mr. Hall, $900,000 for Mr. DeMuro and $715,000 for Mr. Savner.

(iii)	The named executive officers’ spouses are entitled to a 100-percent contingent annuity benefit based on the amounts disclosed in the Pension Benefits for Fiscal Year 2008 table on page 37 of this Proxy Statement.

(iv)	Life insurance proceeds in the amount of $2,800,000 for Mr. Chabraja, $1,300,000 for Mr. Redd, $1,190,000 for Mr. Hall, $1,220,000 for Mr. DeMuro and $1,070,000 for Mr. Savner. This benefit is fully insured by a third-party insurance company.

(v)	Accidental death and dismemberment coverage of $2,000,000. The amount of the proceeds, if any, would depend on the circumstances of the death. This benefit is fully insured by a third-party insurance company.

(vi)	In addition, Mr. Chabraja would receive the lump-sum cash payment described in item (iv) of Termination Scenario 1.

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if he remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to his estate and released at the end of the restriction period. The present value of the unvested options, as measured by the difference between the closing share price of $57.59 on December 31, 2008, and the option grant price, multiplied by the number of unvested options, and applying a discount factor of 1.63 percent to account for the option exercise dates, is $0 for all named executive officers. The present value of the restricted stock as measured by the number of restricted shares held on December 31, 2008, multiplied by the closing share price of $57.59 on the same date, and applying a discount factor of 1.63 percent to account for the restriction periods, is $11,844,056 for Mr. Chabraja, $1,052,457 for Mr. Redd, $1,741,937 for Mr. Hall, $2,027,876 for Mr. DeMuro and $1,670,893 for Mr. Savner.

Under this termination scenario, the estimated total value of the payments and benefits would be $26,975,759 for Mr. Chabraja, $3,178,295 for Mr. Redd, $3,909,858 for Mr. Hall, $4,228,828 for Mr. DeMuro and $3,556,891 for Mr. Savner. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 5 – Termination without Cause and Termination for Disability. If we terminate a named executive officer without cause or for disability, and in the case of Mr. Chabraja we breach the terms of his employment agreement, then the named executive officer would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1 and, if eligible, in the case of termination for disability only, the accidental death and dismemberment coverage described in item (v) of Termination Scenario 4.

(ii)	A bonus payment based on the prior year’s cash bonus, of $3,500,000 for Mr. Chabraja, $750,000 for Mr. Redd, $900,000 for Mr. Hall, $900,000 for Mr. DeMuro and $715,000 for Mr. Savner.

(iii)	In addition, Mr. Hall and Mr. Savner would receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

(iv)	In addition, for Mr. Chabraja:

(a)	Retiree life insurance benefits as described in item (ii) of Termination Scenario 1.

(b)	The lump-sum cash payment described in item (iv) of Termination Scenario 1.

(c)	A lump-sum payment that represents an additional pension benefit as if he had maintained active employment and pensionable earnings through June 30, 2009, which has an estimated present value of $1,694,116.

(d)	Continued payment of the annual salary he is earning at the time of his termination for the remaining term of his employment agreement, at an estimated cost of $700,000.

(e)	Continued payment of an amount equal to the annual bonus he would have earned through the end of the term of his employment agreement, at an estimated cost of $3,500,000. The estimated cost is based on Mr. Chabraja’s 2007 cash bonus which was paid in March 2008.

Under the terms of the Equity Compensation Plan, the unvested options and restricted stock held by the named executive officers other than Mr. Chabraja on the termination date would receive the same treatment as described in Termination Scenario 3, except in the case of termination of Mr. Redd and Mr. DeMuro for disability. In a termination for disability scenario, Mr. Redd and Mr. DeMuro would be entitled to a prorated portion of their equity awards based on the same methodology as described in Termination Scenario 3 for the other named executive officers. Under this calculation, the value of the retained options is $0 for both Mr. Redd and Mr. DeMuro. The present value of the retained restricted stock is $843,744 for Mr. Redd and $1,777,749 for Mr. DeMuro. Under the terms of Mr. Chabraja’s employment agreement, any unvested options and restricted stock awards held by him would vest in full in a termination without cause or termination for disability scenario. The present values of the retained options and restricted stock are $0 and $11,844,056, respectively.

In the event of termination without cause, the estimated total value of the payments and benefits would be $30,385,573 for Mr. Chabraja, $825,838 for Mr. Redd, $2,646,832 for Mr. Hall, $980,952 for Mr. DeMuro and $2,462,413 for Mr. Savner. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

In the event of termination for disability, the estimated total value of the payments and benefits that would be provided to Mr. Chabraja, Mr. Hall and Mr. Savner is the same as under a termination without cause. The amount is $1,669,582 for Mr. Redd and $2,758,701 for Mr. DeMuro.

Change in Control Scenarios

We have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements, the Equity Compensation Plan and any individual agreements they have with General Dynamics. Our calculations assume the executive was terminated on December 31, 2008, and that this date was within 24 months following a change in control. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

As discussed on page 27 of this Proxy Statement under “Compensation Discussion and Analysis – Change in Control Agreements, Employment Agreements and Retirement Agreements” the change in control agreements contain a “double-trigger” mechanism that is triggered only under certain circumstances.

Vesting of Equity Awards in Connection with a Change in Control. The values of the equity awards in connection with a change in control listed below are in lieu of and not in addition to the equity values disclosed in the Termination Scenarios. The values listed for each named executive officer in the following paragraph are the same for each change in control scenario.

Upon a change in control, unvested stock options will vest and become exercisable, and restricted stock will be released, pursuant to the terms of the Equity Compensation Plan applicable to all plan participants. The value of accelerating unvested stock options, as measured by the difference between the closing price of $57.59 on December 31, 2008, and the option grant price, would be $0 for all named executive officers. The value of accelerating the release of restricted stock, as measured by the number of restricted shares held by the executive on December 31, 2008, times the closing share price of $57.59 on December 31, 2008, would be $12,104,266 for Mr. Chabraja, $1,087,875 for Mr. Redd, $1,788,745 for Mr. Hall, $2,077,271 for Mr. DeMuro and $1,709,271 for Mr. Savner.

Excise Tax Payments in Connection with a Change in Control. Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control, we will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under Change in Control Scenario 5. These estimated payment amounts are: $2,506,947 for Mr. Redd, $2,404,437 for Mr. Hall and $2,531,596 for Mr. DeMuro. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm that we engage to determine if any change in control payments or benefits would be subject to the excise tax.

Change in Control Scenario 1 – Termination for Cause. If we terminate a named executive officer for cause in connection with a change in control, he would receive the accrued vacation payment described in item (i) of Termination Scenario 1. Mr. Hall and Mr. Savner would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) in Termination Scenario 1. Mr. Chabraja would also receive the retiree life insurance benefit and lump-sum payment described in items (ii) and (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $21,251,667 for Mr. Chabraja, $1,163,713 for Mr. Redd, $2,041,573 for Mr. Hall, $2,158,223 for Mr. DeMuro and $1,971,740 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above.

Change in Control Scenario 2 – Death. If a named executive officer dies while covered under a change in control, his estate or beneficiary would receive the accrued vacation payment, bonus payment, spousal annuity benefits, life insurance proceeds and the proceeds, if any, from accidental death and dismemberment coverage as described in items (i) – (v) of Termination Scenario 4. In addition, Mr. Chabraja would receive the lump-sum cash payment described in item (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $27,235,969 for Mr. Chabraja, $3,213,713 for Mr. Redd, $3,956,666 for Mr. Hall, $4,278,223 for Mr. DeMuro and $3,595,269 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 3 – Voluntary Resignation and Retirement. If a named executive officer voluntarily resigns or retires in connection with a change in control other than during the window period (as defined in the change in control agreement), he would receive the accrued vacation payment described in item (i) of Termination Scenario 1. In addition, the executive would receive a bonus payment based on the prior year’s cash bonus of $3,500,000 for Mr. Chabraja, $750,000 for Mr. Redd, $900,000 for Mr. Hall, $900,000 for Mr. DeMuro and $715,000 for Mr. Savner. Mr. Hall and Mr. Savner would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1. Mr. Chabraja would also receive the retiree life insurance benefit and lump-sum cash payment as described in items (ii) and (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $24,751,667 for Mr. Chabraja, $1,913,713 for Mr. Redd, $2,941,573 for Mr. Hall, $3,058,223 for Mr. DeMuro and $2,686,740 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above.

Change in Control Scenario 4 – Disability. If a named executive officer is terminated for disability while covered under a change in control, he would receive the accrued vacation and bonus payments described in items (i) and (ii) of Termination Scenario 5. Mr. Hall and Mr. Savner would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1. Mr. Chabraja would also receive the retiree life insurance benefits, the lump-sum cash payment, additional pension benefit, salary continuation and bonus continuation as described in items (iv) of Termination Scenario 5.

Under this change in control scenario, the estimated total value of the payments and benefits would be $30,645,783 for Mr. Chabraja, $1,913,713 for Mr. Redd, $2,941,573 for Mr. Hall, $3,058,223 for Mr. DeMuro and $2,686,740 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 5 – Termination without Cause. If, while covered under a change in control, we terminate a named executive officer without cause, the named executive officer terminates his employment for good reason (as defined in the change in control agreement), or the named executive officer voluntarily resigns or retires during the window period, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 plus the following additional payments and benefits:

(i)	A bonus payment based on the prior year’s cash bonus of $3,500,000 for Mr. Chabraja, $750,000 for Mr. Redd, $900,000 for Mr. Hall, $900,000 for Mr. DeMuro and $715,000 for Mr. Savner.

(ii)	A lump-sum severance payment equal to 2.99 times the executive’s annual salary and bonus of $14,651,000 for Mr. Chabraja, $4,186,000 for Mr. Redd, $4,470,050 for Mr. Hall, $4,514,900 for Mr. DeMuro and $3,737,500 for Mr. Savner.

(iii)	An additional 36 months of life, medical, dental and long-term disability benefits, with an estimated cost of $108,893 for Mr. Chabraja, $51,018 for Mr. Redd, $56,676 for Mr. Hall, $50,792 for Mr. DeMuro and $53,376 for Mr. Savner. These costs reflect an amount equal to three times the 2008 annual employer premiums for these benefits.

(iv)	An additional 36 months of age and service credit for purposes of qualifying for retiree life, medical and dental benefits, with an estimated additional cost of $288,403 for Mr. Chabraja, $139,899 for Mr. Hall, $149,452 for Mr. DeMuro and $103,917 for Mr. Savner. Mr. Redd is not yet eligible for these benefits. Due to the additional 36-month credit, Mr. DeMuro qualifies for retiree life, medical and dental benefits in this change in control scenario. The cost of Mr. Chabraja’s, Mr. Hall’s and Mr. Savner’s retiree life insurance coverage and Mr. Hall’s retiree medical and dental coverage is reduced in this scenario because the 36 months of continued active coverage described in (iii) above defers the commencement date of the coverage. In Mr. Savner’s case, he will no longer be eligible for retiree medical coverage when the 36 months of continued coverage ends.

(v)	Outplacement service for 12 months following the termination date, with an estimated cost of $15,000 for each named executive officer. These costs represent estimated outplacement services costs for a senior executive obtained from an outplacement vendor.

(vi)	Financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.

(vii)	A lump-sum payment that represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) company contributions to each defined-contribution plan in which the executive participates, with an estimated cost of $8,304,412 for Mr. Chabraja, $983,504 for Mr. Redd, $1,789,948 for Mr. Hall, $1,592,389 for Mr. DeMuro and $475,405 for Mr. Savner.

(viii)	In addition, Mr. Chabraja would receive the lump-sum cash payment described in item (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $47,833,677 for Mr. Chabraja, $9,686,182 for Mr. Redd, $11,672,676 for Mr. Hall, $11,942,352 for Mr. DeMuro and $6,940,467 for Mr. Savner. The totals include the accelerated value of the equity awards, any required tax gross-up payments for excise taxes, and the value of the payments and benefits listed above.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report.

Four directors serve on the Compensation Committee:

George A. Joulwan (chair),

James S. Crown,

William P. Fricks, and

Charles H. Goodman

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

George A. Joulwan, chair
James S. Crown
William P. Fricks
Charles H. Goodman

March 3, 2009

Executive Officers

All of our executive officers are appointed annually. None of our executive officers was selected pursuant to any arrangement or understanding between the officer and any other person. As previously announced and pursuant to our agreement with him, Mr. Jay Johnson will become our chief executive officer on July 1, 2009, following the retirement of Mr. Chabraja. Mr. Chabraja will remain as Chairman of the Board of Directors through the annual meeting of shareholders in May 2010. The name, age, offices and positions of our executive officers held for at least the last five years as of March 9, 2009, were as follows:

Name, Position and Office	Age
John P. Casey – Vice President of the company and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 – October 2003	54
Nicholas D. Chabraja – Chairman of the Board of Directors of the company and Chief Executive Officer since June 1997; Vice Chairman, December 1996 – May 1997; Executive Vice President, March 1994 – December 1996	66
Gerard J. DeMuro – Executive Vice President, Information Systems and Technology, since October 2003; Vice President of the company, February 2000 – October 2003; President of General Dynamics C4 Systems, August 2001 – October 2003	53
Charles M. Hall – Executive Vice President, Combat Systems, since July 2005; Vice President of the company and President of General Dynamics Land Systems, September 1999 – July 2005	57
David K. Heebner – Executive Vice President, Marine Systems, since January 2009; Senior Vice President of the company, May 2002 – January 2009; President of General Dynamics Land Systems, July 2005 – October 2008; Senior Vice President, Planning and Development, May 2002 – July 2005; Vice President, Strategic Planning, January 2000 – May 2002	64
Jay L. Johnson – Vice Chairman of the company since September 2008; Executive Vice President of Dominion Resources, Inc., December 2002 – June 2008; Chief Executive Officer of Dominion Virginia Power, October 2007 – June 2008; President and Chief Executive Officer of Dominion Delivery, December 2002 – October 2007	62
S. Daniel Johnson – Vice President of the company and President of General Dynamics Information Technology since April 2008; Executive Vice President of General Dynamics Information Technology, July 2006 – March 2008; Executive Vice President and Chief Operating Officer of Anteon Corporation, August 2003 – June 2006	61
Joseph T. Lombardo – Executive Vice President, Aerospace, and President of Gulfstream Aerospace Corporation since April 2007; Vice President of the company and Chief Operating Officer of Gulfstream Aerospace Corporation, May 2002 – April 2007	61
Christopher Marzilli – Vice President of the company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 – January 2006; Vice President and General Manager of General Dynamics Communications Systems, September 1999 – November 2003	49
Phebe N. Novakovic – Senior Vice President, Planning and Development, since July 2005; Vice President, Strategic Planning, October 2002 – July 2005	51
Walter M. Oliver – Senior Vice President, Human Resources and Administration, since March 2002; Vice President, Human Resources and Administration, January 2001 – March 2002	63
L. Hugh Redd – Senior Vice President and Chief Financial Officer since June 2006; Vice President and Controller of General Dynamics Land Systems, January 2000 – June 2006	51
Mark C. Roualet – Vice President of the company and President of General Dynamics Land Systems since October 2008; Senior Vice President and Chief Operating Officer of General Dynamics Land Systems, July 2007 – October 2008; Senior Vice President – Ground Combat Systems of General Dynamics Land Systems, March 2003 – July 2007	50
David A. Savner – Senior Vice President, General Counsel and Secretary since May 1999; Senior Vice President – Law and Secretary, April 1998 – May 1999	64
John W. Schwartz – Vice President and Controller since March 1998	52
Lewis F. Von Thaer – Vice President of the company and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations, of General Dynamics Advanced Information Systems, November 2003 – March 2005; Vice President of General Dynamics Advanced Information Systems, October 2001 – November 2003	48

Security Ownership of Management

The following table provides information as of March 9, 2009, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock equivalents held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 9, 2009 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Nicholas D. Chabraja (d)	3,536,802	*	0	3,536,802
James S. Crown (e)	16,049,258	4.1%	2,426	16,051,684
William P. Fricks	39,382	*	0	39,382
Charles H. Goodman (f)	8,311,329	2.1%	11,343	8,322,672
Jay L. Johnson	130,630	*	0	130,630
George A. Joulwan	30,214	*	5,797	36,011
Paul G. Kaminski	41,569	*	4,274	45,843
John M. Keane	18,688	*	0	18,688
Deborah J. Lucas	15,939	*	0	15,939
Lester L. Lyles	24,453	*	0	24,453
Carl E. Mundy, Jr.	29,681	*	7,539	37,220
J. Christopher Reyes	5,449	*	0	5,449
Robert Walmsley	25,136	*	0	25,136

Named Executive Officers
L. Hugh Redd	225,596	*	0	225,596
Charles M. Hall	231,294	*	0	231,294
Gerard J. DeMuro	428,374	*	0	428,374
David A. Savner	404,666	*	0	404,666
Directors and Executive Officers as a Group (27 individuals)	31,271,854	8.0%	31,379	31,303,233
*	Less than 1 percent.
(a)	Includes shares in the SSIP voted by the executive officers and shares of Common Stock subject to resale restrictions for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 9, 2009, as follows: (i) Mr. Chabraja – 1,743,400 shares; Mr. Redd – 154,610 shares; Mr. Hall – 105,275 shares; Mr. DeMuro – 299,400 shares; and Mr. Savner – 244,902 shares; (ii) other directors of the company – 189,460 shares; and (iii) other executive officers of the company – 1,166,955 shares.
(c)	Reflects phantom stock units held by directors that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.
(d)	Mr. Chabraja has a total of 108,446 shares that are pledged.
(e)	Based solely on information provided on behalf of Mr. Crown. Mr. Crown has shared investment and voting power with respect to 16,049,258 shares. Of the 16,049,258 shares of Common Stock deemed to be beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 15,993,148 shares are pledged by entities in which Mr. Crown holds interests.
(f)	Based solely on information provided on behalf of Mr. Goodman. Mr. Goodman has shared investment and voting power with respect to 8,311,329 shares. Of the 8,311,329 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, (i) he disclaims beneficial ownership as to 8,097,112 shares, except to the extent of his beneficial interest in the entities that own such shares and (ii) a total of 8,094,184 shares are pledged by Mr. Goodman or entities in which Mr. Goodman holds interests.

Security Ownership of Certain Beneficial Owners

The following table provides information as of March 9, 2009, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than five percent of our Common Stock.

	Common Stock Beneficially Owned as of March 9, 2009 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class
The Northern Trust Company (b) 50 South LaSalle Street Chicago, Illinois 60675	33,842,827	8.7%

Longview Asset Management, LLC (c) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,408,277	8.6%

Marsico Capital Management, LLC (d) 1200 17th Street, Suite 1600 Denver, Colorado 80202	21,416,698	5.5%
(a)	The information for Marsico Capital Management, LLC (Marsico Capital) is as of December 31, 2008.
(b)	Northern Trust is the trustee of the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees.
(c)	This information is based solely on information provided on behalf of Mr. Crown and Mr. Goodman. Longview Asset Management, LLC (Longview), a registered investment advisor, manages the Common Stock held by a number of persons, including Mr. Crown, Mr. Goodman, and members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families and other entities (the Crown Group). Longview has shared voting and investment power with respect to 33,408,277 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(d)	This information is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009, by Marsico Capital.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	19,697,009	$70.28	12,969,308

Equity compensation plans not approved by shareholders	—	—	—

Total	19,697,009	$70.28	12,969,308

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

Five directors serve on the Audit Committee:

William P. Fricks (chair), James S. Crown, Deborah J. Lucas,	Lester L. Lyles, and Robert Walmsley

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks is an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held 11 meetings in 2008.

The Audit Committee has reviewed and discussed with management and KPMG, the company’s independent auditors for 2008, the company’s audited financial statements as of December 31, 2008, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures from KPMG required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Audit Committee also has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair

James S. Crown

Deborah J. Lucas

Lester L. Lyles

Robert Walmsley

March 3, 2009

Approval of the General Dynamics 2009 Equity Compensation Plan

(Proposal 2)

We currently have in place an Equity Compensation Plan approved by our shareholders in May 2004 (the Prior Plan) that made available for issuance 36,000,000 shares. As contemplated at that time, the shares authorized under the Prior Plan have allowed us to make equity grants for the past several years to our officers, key employees and non-employee directors. Taking into account the grant of awards in March 2009, we will have an inadequate number of shares under the Prior Plan for future grants. As a result, on March 4, 2009, the Compensation Committee recommended, and the Board of Directors adopted, the General Dynamics 2009 Equity Compensation Plan (the 2009 Equity Compensation Plan) and recommended submission of the 2009 Equity Compensation Plan to shareholders for their approval. The purpose of the 2009 Equity Compensation Plan is to continue to provide General Dynamics with an effective means of attracting, retaining and motivating officers, key employees and non-employee directors, and to provide them with incentives to enhance the growth and profitability of the company, consistent with the fundamental philosophy of our compensation program.

The 2009 Equity Compensation Plan provides that the maximum number of shares available for issuance is 32,000,000. Your Board believes that 32,000,000 shares will permit the Compensation Committee to make grants under the plan for the next several years.

If the shareholders approve the 2009 Equity Compensation Plan, no new grant of awards will be made under the Prior Plan. The shares remaining available for issuance under the Prior Plan will not be added to the 32,000,000 shares available under the 2009 Equity Compensation Plan. Any awards previously granted under the Prior Plan will remain outstanding thereunder and will, among other things, continue to vest and/or be exercisable in accordance with their original terms and conditions. In the event the 2009 Equity Compensation Plan does not receive shareholder approval prior to March 4, 2010, the 2009 Equity Compensation Plan will terminate and no grant of awards will be made or exist thereunder and the Prior Plan will continue in full force and effect.

The 2009 Equity Compensation Plan is now being submitted to shareholders for approval. Your Board of Directors believes it is in the best interests of General Dynamics and its shareholders to approve the 2009 Equity Compensation Plan.

Summary of the Plan

The principal features of the 2009 Equity Compensation Plan are summarized below. The summary may not contain all information that is important to you. The complete text of the 2009 Equity Compensation Plan is set forth as Appendix A to this Proxy Statement.

Plan Administration.    Subject to the terms of the 2009 Equity Compensation Plan, the Compensation Committee has the authority to interpret and administer the plan. The committee has the authority to, among other things, determine which individuals will participate in the plan and to establish the amounts, types and terms of awards under the plan.

Eligibility.    Participation in the 2009 Equity Compensation Plan is available for any officer or employee of General Dynamics or any of its subsidiaries and for any member of the Board of Directors who is not an employee of General Dynamics or any of its subsidiaries. Currently there are approximately 1,900 officers and employees of General Dynamics and its subsidiaries who are expected to participate in the 2009 Equity Compensation Plan. There are currently 11 non-employee directors of General Dynamics, and it is expected that in May 2009 following the election of directors at the Annual Meeting there will be nine non-employee directors of the company. Each non-employee director is eligible to participate in the 2009 Equity Compensation Plan.

Shares Subject to the Plan.    The 2009 Equity Compensation Plan provides that a maximum of 32,000,000 shares of Common Stock will be available for issuance in connection with awards under the plan. The maximum number of shares available for grants of stock options under the plan is 32,000,000. The maximum number of shares available for grants of restricted stock and participation units pursuant to the plan is 10,000,000. If any award under the 2009 Equity Compensation Plan expires unexercised, is forfeited, terminates or is canceled (in whole or in part) for any reason without corresponding shares having been issued, the shares previously issuable pursuant to such award may be reissued under the plan. If any award or portion of an award is not issued because such shares of Common Stock instead are used to satisfy the applicable tax withholding obligation or to pay the exercise price of any stock option or other award, or to the extent eligible unrestricted shares of Common Stock are delivered to satisfy any such obligation, then any such withheld or delivered shares may again be reissued pursuant to the plan. As of March 9, 2009, the closing market price of the Common Stock on the New York Stock Exchange was $36.31 per share.

Award Types.    The 2009 Equity Compensation Plan permits grants of unrestricted shares of Common Stock, stock options, restricted stock, participation units or any combination thereof, to officers, employees and non-employee directors, and permits a participating director to elect to receive his or her annual retainer in Common Stock. Awards may be based on the attainment of individual or company performance goals pre-established by the Compensation Committee or a subcommittee thereof.

Common Stock Awards.    If an award or payment of retainer is to be made in Common Stock pursuant to the 2009 Equity Compensation Plan, the number of shares is determined by dividing the amount of the award or retainer by the average of the highest and lowest quoted selling price per share of the Common Stock on the national securities exchange on which the Common Stock is traded on the date the award is made. No one participant in any calendar year can be granted an award for more than 1,000,000 shares of Common Stock.

Stock Option Awards.    The 2009 Equity Compensation Plan provides for the grant of incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code, and non-qualified stock options. Pursuant to the terms of the 2009 Equity Compensation Plan, the Compensation Committee sets the terms and conditions of any award of stock options, but the exercise price per share for such options may not be less than the fair market value of a share of Common Stock on the grant date or have a term of more than ten years. In addition, no one participant in any calendar year can be granted an award with respect to more than 1,000,000 shares of Common Stock pursuant to stock options.

No award granted pursuant to the 2009 Equity Compensation Plan will entitle the optionee to receive an automatic grant of additional stock options in connection with any exercise of the original stock option. Shareholder approval is required to reprice any stock options granted pursuant to the Equity Compensation Plan after their grant date. The exercise price of shares purchased on the exercise of any stock option may be paid in cash, Common Stock or both, by cashless exercise or in any other manner as may be permitted by the Compensation Committee. Options are not transferable except by will or pursuant to the laws of descent and distribution.

Restricted Stock Awards.    Awards of restricted stock represent Common Stock that may not be sold, transferred, pledged, assigned or otherwise alienated except upon the passage of time, or upon satisfaction of performance goals or other conditions. The recipient of an award of restricted stock may vote the shares awarded and will be entitled to the payment of dividends and other distributions on the shares from the date the award is made. Shares underlying restricted stock awards may not vest sooner than three years from the original grant date, except in specified circumstances, such as in connection with shares issued pursuant to a performance-based formula. No one participant in any calendar year can be granted an award with respect to more than 200,000 shares of restricted stock.

Participation Unit Awards.    Participation units are awards of unfunded obligations of General Dynamics that have a value derived from or related to the value of Common Stock, including for example, stock appreciation rights, phantom stock units or restricted stock units, and are payable in cash, Common Stock or any combination thereof. No one participant in any calendar year can be granted an award of participation units with a value greater than 200,000 shares of Common Stock.

Amendment and Termination.    The Compensation Committee may suspend the operation of, terminate or amend the 2009 Equity Compensation Plan, provided that no suspension, termination or amendment will adversely impair the rights of any individual under any outstanding award without such individual’s consent. Any such amendment that requires shareholder approval under applicable law or stock exchange or market listing rule may not take effect until such approval is obtained.

Adjustments and Reorganizations.    In the event of any change in the corporate structure or capitalization of General Dynamics affecting the Common Stock, such as any merger, consolidation, distribution of stock or property, reorganization, recapitalization or stock split, the Compensation Committee shall adjust the number and/or kind of capital stock, and/or the amount of cash, securities or other property to be issued in connection with any award, or the exercise price and other terms thereof.

Change in Control.    The change in control provision in the 2009 Equity Compensation Plan contains a “double-trigger” mechanism that is activated only when (1) a change in control is consummated and (2) a participant’s employment is terminated by General Dynamics without cause or by the participant for good reason within two years following the change in control. If both of these triggers are satisfied then all outstanding awards will immediately vest and become exercisable and all restrictions on the awards will lapse.

Federal Income Tax Consequences of Awards

Cash, Common Stock, Restricted Stock Awards and Participation Units.    Awards in cash and Common Stock are generally taxable as compensation to the participant at the time of payment. Awards of restricted stock do not constitute taxable income to the participant until such time as restrictions lapse with regard to any installment, unless the participant elects to realize taxable ordinary income in the year of award in an amount equal to the fair market value of the restricted stock awarded, determined without regard to the restrictions. Awards of participation units do not constitute taxable income to the participant until such time as the participant receives cash or Common Stock under the terms of the awards. General Dynamics generally is entitled to a deduction when income is taxable to a participant. The amount of taxable income to the participant and corresponding deduction generally is equal to the total amount of the cash and/or fair market value of the shares of Common Stock received. Any interest and dividend equivalents earned on awards will also be taxable as compensation to the participant and deductible by General Dynamics at the time of payment. Amounts taxable as compensation to the participant are subject to withholding and employment taxes.

Non-Statutory Options.    A participant who is awarded a non-statutory stock option (NSO) does not recognize taxable income at the time of award, but will recognize compensation income upon exercise of the NSO. General Dynamics is not entitled to a deduction upon grant of an NSO, but is entitled to a deduction upon exercise of an NSO, when income is taxable to a participant. The amount of taxable income to the participant and corresponding deduction generally is equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price paid. Amounts taxable as compensation to the participant are subject to withholding and employment taxes.

Incentive Stock Options.    A participant who is awarded an incentive stock option (ISO) generally does not recognize taxable income at the time of award or upon exercise of an ISO, but the excess of the fair market value of the shares acquired over the exercise price is included in the participant’s income for alternative minimum tax purposes. Neither the grant nor exercise of an ISO generally entitles General Dynamics to a deduction. A participant who acquires shares by exercise of an ISO (ISO shares) recognizes income on a sale or other disposition of those ISO shares, equal to the difference between the amount received on the sale or disposition of the ISO shares and the exercise price paid. If the participant holds ISO shares for at least two years after the ISO grant date and at least one year from the date of exercise, income on the sale of the ISO shares will be taxed to the participant at long-term capital gain rates. In such case, General Dynamics is not entitled to a deduction. If the participant sells ISO shares less than two years after the ISO grant date, or less than one year from the date of exercise, income on the sale of the ISO shares will be taxed to the participant as compensation income to the extent of the difference between the exercise price of the ISO and the fair market value of the ISO shares on the date of exercise. Any additional income will be taxed to the participant as long-term capital gain if the shares have been held for more than one year. General Dynamics will be entitled to a deduction in the amount that is treated as compensation income to the participant. That amount may be subject to withholding and employment taxes.

Compensation Deduction Limitations.    General Dynamics generally may not deduct as compensation expense more than $1,000,000 paid in any tax year to each of the named executive officers. This deduction limitation does not apply to certain types of compensation, including qualified performance-based compensation. General Dynamics intends that awards to such individuals under the 2009 Equity Compensation Plan qualify as performance-based compensation and be exempt from the deduction limitation.

For compensation to qualify as performance-based, General Dynamics is required to obtain shareholder approval of the business criteria on which the performance goals will be set by the Compensation Committee for awards to the most senior officers. The 2009 Equity Compensation Plan provides that performance goals set by the committee with respect to awards to the most senior officers will be based upon one or a combination of the following business measurements: (i) market price of Common Stock, (ii) earnings per share of Common Stock, (iii) net income or profit (before or after taxes), (iv) return on total stockholder equity, (v) return of stockholders’ equity, (vi) cash flow, (vii) cumulative return on net assets employed, (viii) earnings before interest and taxes, (ix) earnings before interest, taxes, depreciation and amortization, (x) earnings from continuing operations, (xi) sales or revenues, (xii) return on assets, capital or investment, (xiii) market share, (xiv) cost reduction goals, (xv) budget comparisons, (xvi) implementation or completion of specified projects or processes, (xvii) the formation of joint ventures, research or development collaborations, or the completion of other transactions or (xviii) any combination of the foregoing.

Your Board of Directors unanimously recommends a vote FOR the approval of the General Dynamics 2009 Equity Compensation Plan.

Approval of the 2009 General Dynamics United Kingdom Share Save Plan

(Proposal 3)

We currently have in place a Share Save Plan (the Prior U.K. Plan) approved by our shareholders in May 2003. The Prior U.K. Plan will expire in October 2009. As a result, on March 4, 2009, the Compensation Committee recommended, and the Board of Directors adopted, the 2009 General Dynamics United Kingdom Share Save Plan (the 2009 U.K. Plan) on terms substantially similar to the Prior U.K. Plan and recommended submission of the 2009 U.K. Plan to shareholders for their approval. The purpose of the 2009 U.K. Plan is to continue to provide our employees in the United Kingdom the opportunity to acquire an ownership position in General Dynamics and more closely align their interests with the interests of our shareholders.

If the shareholders approve the 2009 U.K. Plan, no new options will be granted under the Prior U.K. Plan. Any options previously granted under the Prior U.K. Plan will remain outstanding and will, among other things, continue to be exercisable in accordance with their original terms and conditions.

The 2009 U.K. Plan is being submitted to shareholders for approval. Your Board of Directors believes it is in the best interests of General Dynamics and its shareholders to approve the 2009 U.K. Plan.

Summary of the Plan

The principal features of the 2009 U.K. Plan are summarized below. The summary may not contain all information that is important to you. The complete text of the 2009 U.K. Plan is set forth as Appendix B to this Proxy Statement.

Plan Administration.    The 2009 U.K. Plan is administered by the Compensation Committee.

Eligibility.    Participation in the 2009 U.K. Plan may be extended to our eligible employees in the United Kingdom. There are approximately 1,700 employees eligible to participate in this plan. Currently, this plan does not benefit any named executive officer or other executive officer or director of General Dynamics.

Shares Subject to the Plan.    The 2009 U.K. Plan provides that 600,000 shares of Common Stock will be available for issuance under the plan.

Benefits.    Under the 2009 U.K. Plan, a participant is invited to invest a designated amount in a savings account each month and receive a corresponding tax-free bonus payment. The bonus payment is set at the outset of a participant’s savings contract. The participant may be granted an option to purchase a specified number of shares of Common Stock at an exercise price not less than 80 percent of the fair market value of Common Stock as of the later of the date on which the participant is invited to participate in the 2009 U.K. Plan, or the date on which the participant is notified of the exercise price. In practice, the exercise price has historically been set at 85 percent of the fair market value. We may grant options that can be exercised three or five years after the date of the grant. The participant may exercise his or her options but can only purchase the Common Stock with the proceeds of his or her savings account (including the tax-free bonus). Alternatively, the participant may elect to take the proceeds of his or her savings contract in cash or choose to exercise only part of the option and receive the rest in cash. Benefits under the 2009 U.K. Plan depend on the participant’s election to participate and the fair market value of the Common Stock at various future dates. As a result, it is not possible to determine future benefits that will be received by participants.

Amendment and Termination.    Subject to obtaining the prior approval of Inland Revenue, the Compensation Committee may amend the 2009 U.K. Plan. The 2009 U.K. Plan will terminate on the 10th anniversary of the date of adoption, or earlier by resolution of the Compensation Committee.

Tax Consequences of Awards.    Under U.K. law, no income tax is due upon receipt of an option to purchase Common Stock under the 2009 U.K. Plan. Further, no income tax is due upon the exercise of the option by a participant unless the option is exercised within three years of its date of grant for reasons other than the death, injury, disability, layoff or retirement of the participant. If any income tax liability does arise, it will be based on the fair market value of the shares less the exercise price. If a participant exercises an option to purchase Common Stock and then sells the Common Stock, capital gains tax may be due on the proceeds of the sale. Under U.K. law, however, a certain amount of capital gains are excludable from taxable income each year. The bonus payments are tax-free, but early termination of the savings contract will lead to the savings being either subject to tax or interest or there will be no return on the savings. Under U.K. law, we will be able to deduct the costs of establishing the 2009 U.K. Plan.

Your Board of Directors unanimously recommends that you vote FOR the approval of the 2009 General Dynamics United Kingdom Share Save Plan.

Selection of Independent Auditors

(Proposal 4)

The Audit Committee of the Board of Directors has selected KPMG as our independent auditors for 2009. Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2009 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2008 and 2007, and fees billed for other services rendered by KPMG during those years.

	2008	2007
Audit Fees (a)	$17,395,704	$17,664,044
Audit-related Fees (b)	1,306,536	1,323,457
Tax Fees (c)	1,618,975	2,399,722
All Other Fees	—	—

Total Fees	$20,321,215	$21,387,223

(a)	Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG, except for services connected to its audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements, are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposal – Weapons in Space

(Proposal 5)

We have been advised by the Sisters of Mercy of the Americas, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336-1405, owner of 1,100 shares of Common Stock; the Mercy Investment Program, 205 Avenue C #10E, New York, New York 10009, owner of 50 shares of Common Stock; the Loretto Literary and Benevolent Institution, 590 East Lockwood, St. Louis, Missouri 63119-3279, owner of 100 shares of Common Stock; the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, owner of 40 shares of Common Stock; and the Congregation of the Sisters of Charity of the Incarnate Word, PO Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, owner of at least $2,000 worth of shares of Common Stock, that they intend to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

WEAPONS in SPACE

WHEREAS:

In 2007, General Dynamics ranked 4 on the Department of Dense Top 100 list with contracts valued in excess of $13.6 billion. (Government Executive, 8/15/08) General Dynamics has contractors for space-related systems, including the Space Tracking and Surveillance System for the Missile Defense Agency, Global Positioning System satellites, satellite support infrastructure and mission engineering activities on NASA missions.

On October 6, 2006, the White House Office of Science and Technology Policy rolled out the new National Space Policy – a document superseding the September 1996 directive.

The Policy is to “ensure that space capabilities are available in time to further U.S. national security, homeland security, and foreign policy objectives.” A fundamental goal is to “enable unhindered U.S. operations in and through space to defend our interests there.”

The Policy calls upon the Secretary of Defense to “develop capabilities, plans, and options to ensure freedom of action in space, and, if directed, deny such freedom of action to adversaries.” The United States was alone in voting against the [United Nations] resolution on prevention of an arms race in outer space… The PAROS resolution was adopted in March 2007 by a vote of 166 in favor, one against. (www.nti.org)

As a civil space guideline, the Policy calls upon NASA to “execute a sustained and affordable human and robotic program of space exploration and develop, acquire, and use civil space systems to advance fundamental scientific knowledge of our Earth system, solar system, and universe.”

Space has served as a sanctuary where, over the years, nations cooperated rather than confront one another. Satellites save lives and support our economy by predicting weather, helping first responders provide emergency assistance, facilitating delivery of humanitarian aid and by making cell phones, pagers and modern financial transactions possible. Satellites provide a platform for scientific research and expand our understanding of the universe.

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report on General Dynamics’ involvement in the space-based weapons program, at reasonable cost and omitting proprietary and classified information.

SUPPORTING STATEMENT

Resolution proponents believe outer space is the common heritage of all, to be used for peaceful purposes and well-being of all peoples. We believe space-based weapons research and project development contributes to the insecurity of governments worldwide and is leading to a new arms race. We suggest transparency in reporting our Company’s participation in research, development and promotion of weapons for space:

•	Current value of outstanding contracts to develop components for Space programs;

•	Amount of the company’s own money (versus government funding) spent on in-house research and development for the Space program, in comparison to non-military contracts in this business segment;

•	Sustainable environment consequences, for example, long-term environmental impact studies, water use, waste management or toxic releases and transfers;

•	Strategies for stability of employment, including descriptions of alternate production plans and funding sources;

•	Ethical and financial reasons for involvement in the Space program.

We urge support for this reasonable request.

Statement by your Board of Directors AGAINST the Shareholder Proposal

This proposal requests that your Board provide a report detailing General Dynamics’ involvement in space-based weapons programs. Your Board believes that such a report would impose an unnecessary burden and expense on our company with little or no resulting benefit to our shareholders, and recommends voting against the proposal. Your Board believes that this proposal is political and ideological in nature, and would be more appropriately directed to those public officials elected by the citizens of the United States to oversee national security.

For more than 30 years General Dynamics has provided satellite operations, engineering, ground systems and teleport services to civil, commercial and military customers around the world. The U.S. government relies on the technological and manufacturing capabilities of the private sector to produce the equipment it has determined achieves a sound defense posture. The space and defense work in which we engage provides jobs for employees and profits for our shareholders, helps to keep both our company and the United States in the forefront of peaceful efforts to develop opportunities in space, and forms an important part of our company’s advances in technology and science.

General Dynamics’ annual reports, quarterly earnings announcements and other public statements contain information on space-related operations consistent with management’s basic responsibility to discuss the business operations of our company. We do not believe that our company should be required to provide the report requested by this proposal.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Executive Death Benefit Payments

(Proposal 6)

We have been advised by the AFSCME Employees Pension Plan, owner of 2,855 shares of Common Stock, that it intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

RESOLVED, that shareholders of General Dynamics Corporation (“General Dynamics”) urge the board of directors’ compensation committee to adopt a policy that General Dynamics will not make or promise to make any “golden coffin” payments (as defined below) to its senior executives’ estates or beneficiaries. A golden coffin is defined as any (a) promised payment of unearned future salary or bonus or (b) promised payments of perquisites, in each case where the payment is not available to General Dynamics management employees generally. The policy should be implemented in a way that does not violate any existing contractual obligation of General Dynamics or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

As long-term General Dynamics shareholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, golden coffin payments – making payouts to senior executive’s beneficiaries based on salary and bonus that have not been earned by the executive prior to death and/or making post-death payments in lieu of perquisites – are not consistent with these principles. According to the 2008 proxy statement, in the event of Chairman and CEO Nicholas Chabraja’s death, General Dynamics would pay his estate a lump-sum cash payment of $8,205,967 in lieu of corporate aircraft usage, reimbursement for office space and administrative support, reimbursement for moving expenses and applicable tax gross up.

Because the payment of golden coffin benefits depends on the death of the executive – and not on company performance – golden coffins sever the pay/performance link. Companies often claim that pay packages that include death benefits are designed for executive retention. But death severs any retention rationale. This basic fact led compensation consultant Steven Hall to comment “if the executive is dead, you’re certainly not retaining them.” (Mark Maremont, “Companies Promise CEOs Lavish Posthumous Payouts,” Wall Street Journal (June 10, 2008))

We believe paying unearned amounts after death to executives is not fair or reasonable compensation. National Association of Corporate Directors CFO Peter Gleason has called golden coffin payouts a “bad idea” (Nicholas Rummel, “Making Peace Between Boards and Investors” Financial Week (June 16, 2008)), while compensation consultant Alan Johnson has called them “part of the ugly, seamy side of executive compensation.” (Andrew McIlvaine, “Golden Coffins’ Offer Big Payouts,” Human Resource Executive Online, (July 23, 2008)) This proposal does not seek to eliminate golden coffins or similar payments that are available broadly to General Dynamics’ management employees.

We urge shareholders to vote FOR this proposal.

Statement by the Board of Directors AGAINST the Shareholder Proposal

This proposal asks the Compensation Committee of your Board to uniformly restrict the ability of the committee to provide certain benefit payments to an executive’s family following the executive’s death. Your Board believes that the decision regarding what type of compensation and benefits are provided to executives is the responsibility of the Compensation Committee. This proposal unnecessarily restricts the committee’s ability to provide a type of benefit that may be necessary to either recruit or retain top executive management talent.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our Compensation Committee is entrusted to exercise its business judgment and use discretion in determining executive compensation. The Committee is given the flexibility to determine the appropriate compensation and benefit tools that are needed to recruit and retain talented individuals who are dedicated to the long-term interest of our company and shareholders.

Benefit offerings are tailored based on the competitive employment marketplace. The retention aspect of death benefits occurs well before an executive’s death and is focused on the assurance to an executive today that the benefits will be paid to his family if the executive dies. Ultimately, all payment and benefit levels in individual agreements with executives are determined by good faith, arms-length negotiations.

The committee has provided death benefits sparingly in the past and currently there is only one agreement in place that provides for these types of benefits. The death benefits in the current agreement are benefits that have been earned by the executive during his 12-year tenure with our company. We believe that arbitrarily placing a blanket restriction on our committee’s ability to provide benefits in the future takes away a potentially important executive recruitment and retention tool.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the enclosed proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2008, except for Mr. Fricks, who did not file in a timely manner a report regarding a purchase of our shares. Currently, no one holds more than 10 percent of our Common Stock.

Shareholder Proposals for 2010 Annual Meeting of Shareholders

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2010 annual meeting, your written proposal must comply with the rules of the Securities and Exchange Commission and be received by us no later than November 20, 2009. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2010 annual meeting that is not to be included in our proxy materials, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 6, 2010, and no later than February 5, 2010.

Annual Report on Form 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2008 Annual Report, as filed with the Securities and Exchange Commission. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, 703-876-3427, or through our website. The Form 10-K and other public filings are also available through the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareholders Sharing an Address

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our annual report and proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

Falls Church, Virginia

March 20, 2009

APPENDIX A

GENERAL DYNAMICS CORPORATION

2009 EQUITY COMPENSATION PLAN

1.	Purpose of the Plan.

The purpose of the Plan is to provide the Company with an effective means of attracting, retaining, and motivating directors, officers and key employees, and to provide them with incentives to enhance the growth and profitability of the Company.

2.	Effective Date and Duration of the Plan.

The Plan was adopted by the Board on March 4, 2009, subject to approval by the stockholders of the Parent. If the Plan is not approved by the stockholders before the first anniversary of its adoption by the Board, then the Plan will automatically terminate and be of no force or effect. Awards may be made pursuant to the Plan through and including the 10 year anniversary of the date of the latest stockholder approval of the Plan, including without limitation any stockholder approval of any amendment to the Plan to increase the share award capacity hereunder.

3.	Definitions; Rules of Construction.

(a)	Defined terms. The terms defined in this Section shall have the following meanings for purposes of this Plan:

(i)	Act shall mean the Securities Exchange Act of 1934, as amended from time to time, including any regulations promulgated thereunder.

(ii)	Award shall mean a grant under the Plan in any form permitted hereunder.

(iii)	Beneficial Owner shall have the meaning used in Rule 13d-3 promulgated under the Act.

(iv)	Beneficiary shall mean (A) the person designated by the Participant, in the manner provided by the Committee, to receive benefits upon the death of the Participant, or (B) the estate of the Participant in the event no such designation shall have been made or the person so designated shall have died prior to or coincident with the Participant.

(v)	Board shall mean the Board of Directors of the Parent.

(vi)

Cause for the termination of the Participant’s employment with the Company will be deemed to exist if the Participant has been convicted of a felony or if the Company determines in good faith that the Participant has (a) intentionally and continually failed to perform in all material respects the Participant’s assigned duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental disability or illness) or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that if the Participant has entered into an individual employment or severance agreement between the Participant and the Company or one of its Subsidiaries, and the agreement defines the term “Cause”, then Cause shall have the meaning assigned to such term in such agreement.

(vii)	Change in Control shall have the meaning set forth in Section 15 of the Plan.

(viii)	Code shall mean the Internal Revenue Code of 1986, as amended from time to time, including any regulations promulgated thereunder.

(ix)	Committee shall mean the Compensation Committee of the Board and any successor committee thereto; provided that for these purposes, references herein to the Committee shall be deemed to include the Subcommittee, as applicable.

(x)	Common Stock shall mean the common stock of the Parent.

(xi)	Company shall mean collectively the Parent and its Subsidiaries.

(xii)	Fair Market Value shall mean, as of the date of determination, (A) the average of the highest and lowest quoted selling price per share of Common Stock on the national securities exchange or such other market on which such stock is principally traded, as determined by the Committee, or (B) if the shares of Common Stock are not listed or admitted to trading on any such exchange or market, the average of the highest and lowest selling price as reported by an over-the-counter market; provided that if no sales occur as of the date of determination, then the date of determination shall be the last day on which a sale was reported; further provided that if the shares of Common Stock are not then listed on a national securities exchange or market or traded in an over-the-counter market, such value shall be determined by the Committee in good faith. In no event shall the Fair Market Value of any share of Common Stock be less than the par value per share of Common Stock.

(xiii)	Good Reason shall mean a termination of service by the Participant from the Company or one of its Subsidiaries following either (a) a material reduction in the Participant’s base compensation or (b) a relocation of more than 50 miles from the Participant’s principal place of employment immediately prior to the Change in Control; provided, that, in each case, the Participant shall not have Good Reason to terminate service unless the Participant provides the Company with written notice of the occurrence of the action constituting Good Reason within 30 days following the occurrence of such action, the Participant provides the Company with a minimum of 30 days following delivery of the written notice to cure such action, and the Participant terminates service within 90 days following the occurrence of such action. Notwithstanding the foregoing, if the Participant has entered into an individual employment agreement or severance protection agreement with the Company or one of its Subsidiaries, and the agreement defines the term “Good Reason”, then Good Reason shall have the meaning assigned to such term in such agreement.

(xiv)	Grant Date shall mean the date an Award is made to a Participant.

(xv)	Incumbent Board shall have the meaning set forth in Section 15 of the Plan.

(xvi)	ISO shall mean any Option, or portion thereof, awarded pursuant to the Plan which is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Code Section 422.

(xvii)	Non-Employee Director shall mean a member of the Board who is not an employee of the Company.

(xviii)	Non-Statutory Stock Option shall mean any Option awarded under the Plan which does not qualify as an ISO or is designated as a Non-Statutory Stock Option notwithstanding that it may otherwise qualify as an ISO.

(xix)	Non-Control Transaction shall have the meaning set forth in Section 15 of the Plan.

(xx)	Option shall mean an option to purchase Common Stock pursuant to the Plan.

(xxi)	Parent shall mean General Dynamics Corporation (and any successor thereto).

(xxii)	Participant shall mean any individual who has an outstanding Award pursuant to the Plan.

(xxiii)	Participation Unit shall mean an Award of an unfunded obligation of the Company that has a value derived from or related to the value of Common Stock, including but not limited to a stock appreciation right, phantom stock unit or restricted stock unit, that is payable in cash or Common Stock, or any combination thereof, as may be specified pursuant to the Award.

(xxiv)	Person for purposes of Section 15 only shall have the meaning used in Sections 13(d) or 14(d) of the Act, and will include any “group” as such term is used in such sections.

(xxv)	Plan shall mean the General Dynamics Corporation 2009 Equity Compensation Plan as set forth herein and as may be amended from time to time.

(xxvi)	Purchase Price shall mean the price for which a share of Common Stock may be purchased pursuant to an Option as determined by the Committee, provided that such amount will not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Grant Date of the Option.

(xxvii)	Repriced shall have the meaning set forth in Section 10 of the Plan.

(xxviii)	Restricted Stock shall mean shares of Common Stock subject to such restrictions determined pursuant to the Plan.

(xxix)	Subcommittee shall mean a subcommittee of the Committee that may be created to comply with the performance-based compensation provisions of Code Section 162(m) and as set forth in Section 13 of the Plan.

(xxx)	Subject Person shall have the meaning set forth in Section 15 of the Plan.

(xxxi)	Subsidiary shall mean any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Parent, and any other business venture designated by the Committee in which the Parent has a significant interest; provided, that, for purposes of Section 15 regarding Change in Control, “subsidiary” shall have the meaning as set forth in Section 15 of the Plan.

(xxxii)	Surviving Corporation shall have the meaning set forth in Section 15 of the Plan.

(xxxiii)	Transaction shall have the meaning set forth in Section 14 of the Plan.

(xxxiv)	13G Filer shall have the meaning set forth in Section 15 of the Plan.

(b)	Construction. Unless otherwise expressly provided or the context otherwise requires, the terms defined in this Plan include the plural and the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

4.	Eligibility.

Any officer or employee of the Company is eligible for selection by the Committee for an Award under this Plan. Awards to Non-Employee Directors may be granted pursuant to Section 12 of the Plan.

5.	Awards.

The Committee shall determine the amounts and types of the Awards and the terms and conditions of such Awards, consistent with the terms of this Plan. Awards may be made in Common Stock, Options, Restricted Stock, Participation Units, or in any combination thereof. If any Award is settled in cash that is to be paid on a deferred basis, the Participant may be entitled, on terms and conditions as the Committee may determine, to be paid interest on the unpaid amount.

Except as otherwise provided by the Committee, and to the extent permitted pursuant to applicable rules of the national securities exchange or such other market on which Common Stock is principally traded and the Committee charter, the chairperson of the Committee may make Awards on behalf of the Committee to any Participant, other than a Participant subject to Section 16 of the Act or a Participant who is a “covered employee” under Code Section 162(m)(3) (or any successor provision thereto).

6.	Common Stock Available for Awards Pursuant to the Plan.

Subject to adjustment pursuant to Section 14 of the Plan, the maximum number of shares of Common Stock available for grants of Awards (including the shares underlying Options, Restricted Stock and Participation Units) pursuant to the Plan is 32,000,000. The maximum number of shares available for ISOs and Non-Statutory Stock Options pursuant to the Plan is 32,000,000. The maximum number of shares available for grants of Restricted Stock and Participation Units pursuant to the Plan is 10,000,000. The shares of Common Stock issued pursuant to the Plan may come from authorized and unissued shares, treasury shares or shares purchased by the Company in the open market. Shares of Common Stock subject to an Award that expire unexercised, or that are forfeited, terminated or canceled (in whole or in part), shall thereafter again be available for grant pursuant to the Plan, except as otherwise provided by the Committee. To the extent any shares of Common Stock covered by an Award are not issued to a Participant or Beneficiary because instead such shares are used to satisfy the applicable tax withholding obligation or to pay the purchase price of any Option or other Award or to the extent unrestricted shares of Common Stock are delivered by a Participant or Beneficiary to satisfy such obligations, then any such withheld or delivered shares shall be available for grant pursuant to the Plan, except as otherwise provided by the Committee.

7.	Performance Goals.

Awards may be based on the attainment by the Participant, Company or any Company business unit over a specified period of time, of performance goals pre-established by the Committee (or Subcommittee, as applicable), based on one or more of the following criteria (as determined in accordance with generally accepted accounting principles, as applicable): (a) market price of Common Stock, (b) earnings per share of Common Stock, (d) net income or profit (before or after taxes), (d) return on total stockholder equity, (e) return of stockholders’ equity, (f) cash flow, (g) cumulative return on net assets employed, (h) earnings before interest and taxes, (i) earnings before interest, taxes, depreciation and amortization, (j) earnings from continuing operations, (k) sales or revenues, (l) return on assets, capital or investment, (m) market share, (n) cost reduction goals, (o) budget comparisons, (p) implementation or completion of specified projects or processes, (q) the formation of joint ventures, research or development collaborations, or the completion of other transactions, or (r) any combination of any of the foregoing. To the extent permitted under Code Section 162(m) (including, without limitation, compliance with any of the requirements for stockholder approval) and prior to an Award being granted, the Subcommittee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria.

Notwithstanding any other provision of the Plan, no one Participant, in any calendar year, shall be granted an Award with respect to more than:

x.	1,000,000 shares of Common Stock pursuant to an award of unrestricted shares of Common Stock or pursuant to an Option; and

y.	200,000 shares of Restricted Stock or Participation Units with a value greater than 200,000 shares of Common Stock.

The limitations set forth in this section shall be subject to adjustment as provided in Section 14, but only to the extent such adjustment would not affect the status of compensation attributable to Awards hereunder as qualifying under the performance-based compensation provisions of Code Section 162(m) and the regulations promulgated thereunder.

8.	Common Stock Awards. The Committee may grant unrestricted shares of Common Stock on such terms and conditions, not inconsistent with this Plan, as the Committee may determine.

9.	Restricted Stock Awards.

(a)	General. The Committee may grant Restricted Stock, on such terms and conditions, not inconsistent with this Plan, as the Committee may determine. Restricted Stock represents an Award made in Common Stock in which the shares granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except upon passage of time, or upon satisfaction of performance goals or other conditions, or a combination thereof, in every case pursuant to such terms and conditions as may be provided by the Committee.

(b)

Terms and Conditions. Restricted Stock Awards may not vest sooner than three years from the original Grant Date (other than shares of Common Stock granted as an adjustment pursuant to a performance-based formula), provided that Restricted Stock may vest earlier in accordance with Section 15 and the Committee may provide for a shorter period (a) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with the Company, (b) in the case of any special agreement, award, or situation with respect to any individual Participant, or (c) in connection with such other events or circumstances as the Committee may determine from time to time. Subject to the restrictions set forth in this Section 9, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends or dividend equivalents and other distributions thereon. Restricted Stock shares may be held by the Company until all restrictions lapse and shall be subject to a legend describing applicable restrictions as provided by the Committee from time to time. The rights of Restricted Stock as set forth in this Section 9 are contingent upon such shares having not been forfeited. Unless otherwise provided by the Committee, any Award of Restricted Stock of a Participant who terminates employment with the Company for any reason (prior to the time the related shares cease to be Restricted Stock) shall be forfeited without further action by the Committee. The treatment of Awards of Restricted Stock of a Participant whose employment is terminated as a result of retirement, death, disability, divestiture or discontinued operations or layoff will be governed by the policies established by the Committee with respect to these various termination categories.

10.	Option Awards.

(a)	Type of Options. The Committee may grant Options in the form of ISOs, Non-Statutory Stock Options, or any combination thereof, on such terms and conditions, not inconsistent with this Plan, as the Committee may determine. Each Award of Options shall identify whether the Options are intended to be ISOs or Non-Statutory Stock Options. If an Award is not designated as either ISOs or Non-Statutory Stock Options, then such Award shall be deemed to be Non-Statutory Stock Options.

(b)	ISO Limitations. For ISOs granted under the Plan, the aggregate Fair Market Value (determined as of the Grant Date) of the number of shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount then applicable under Code Section 422. Any Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a Non-Statutory Stock Option. No ISO may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of Common Stock of the Company unless (i) the exercise price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of five years from the date it is granted.

(c)	Terms and Conditions. The Committee shall determine all terms and conditions of the Options, provided that the following terms and conditions shall apply to all Options:

(i)	The term during which an Option may be exercised shall not exceed ten years from the Grant Date.

(ii)	Unless otherwise provided by the Committee, any Option held by a Participant who terminates employment (or service as a Non-Employee Director) with the Company shall be immediately forfeited without further action by the Committee. The treatment of Options of a Participant whose employment terminates as a result of retirement, death, disability, divestiture or discontinued operations or layoff will be governed by the policies established by the Committee with respect to these various termination categories.

(iii)	Except as provided by the Committee, Options shall not be transferable other than (A) by the Participant’s last will and testament or (B) by the applicable laws of descent and distribution. During the lifetime of the Participant, an Option may be exercisable only by the Participant or his or her personal representative.

(iv)	Options shall not contain any provision entitling a Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(v)	Options shall not be repriced subsequent to their Grant Date without the approval of the Company’s stockholders. For these purposes, “repriced” shall mean any of the following or any other action that has the same effect as (A) lowering the Purchase Price of an Option after it has been granted, (B) any other action that is treated as a repricing under generally accepted accounting principles, or (C) canceling an Option at a time when the Purchase Price exceeds the Fair Market Value of Common Stock, in exchange for another Option with a lower Purchase Price, Restricted Stock, or other equity, unless the cancellation and exchange occurs in connection with a Transaction; provided, however, that any adjustments undertaken pursuant to Section 14 or any other applicable section of the Plan shall not be deemed to give rise to any such repricing.

(d)	Option Exercises. The Purchase Price of shares purchased upon the exercise of any Option shall be paid (i) in full in cash (including check or wire transfer), (ii) in whole or in part (in combination with cash) in full shares of unrestricted Common Stock owned by the Participant and valued at their Fair Market Value on the date of exercise, (iii) by cashless exercise in any manner as may be permitted by the Committee from time to time, or (iv) such other method as may be permitted by the Committee from time to time.

11.	Participation Units. The Committee may grant Participation Units, on such terms and conditions, not inconsistent with the Plan and in compliance with Section 409A of Code, as the Committee may determine.

12.	Awards to Non-Employee Directors.

(a)	Awards. Awards to Non-Employee Directors may be made at the recommendation of the Committee, subject to final approval of the Board, in such amounts as it shall determine in Common Stock, Options, Restricted Stock, Participation Units, or any combination thereof.

(b)	Retainers and Fees. Upon terms and conditions as may be established by the Committee, each Non-Employee Director may elect to have all or part of his or her annual retainer paid in Common Stock under the Plan.

13.	Plan Administration.

(a)

Committee. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or as it deems necessary or advisable in administration of the Plan, including without limitation, (i) the authority to grant Awards; (ii) to determine the individuals to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances and the manner in which an Award may be settled, cancelled, forfeited, exchanged or surrendered; (v) to construe and interpret the Plan and any Award; (vi) to prescribe, amend, and rescind rules and regulations relating to the

Plan, including but not limited to, rules and regulations relating to leaves of absence and changes from an employee to a service provider or consultant; and (vii) to make all other determinations deemed necessary or advisable for the administration and implementation of the Plan. The determination of the Committee on these matters shall be final and conclusive and binding on the Company and all Participants and Beneficiaries. Any authority, power or right of the Committee pursuant to the Plan may also be exercised by the Board.

(b)	Delegation. Except to the extent prohibited by applicable law, the applicable rules of the national securities exchange or such other market on which the Common Stock is principally traded or Code Section 162(m) with respect to Awards intended to comply with the performance-based compensation rules thereof, the Committee has the authority to delegate any of its powers under the Plan (including, without limitation, its power to administer claims and appeals) to any other individual(s). Any delegation shall include the same sole discretionary and final authority that the Committee has hereunder, and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Committee. Any such allocation or delegation may be limited or revoked by the Committee at any time.

(c)	Code Section 162(m) Subcommittee. Notwithstanding the foregoing paragraph, the Committee has the authority to designate, if necessary, a Subcommittee to administer the Plan with respect to persons subject to the deduction limitation of Code Section 162(m). If a Subcommittee is designated, the Subcommittee shall be composed of two or more members of the Committee appointed by the Board, all of whom shall be “outside directors” as that term is used in Code Section 162(m). With respect to such persons subject to Code Section 162(m), the Subcommittee shall have all of the powers, rights, and duties granted to the Committee under this Plan.

14.	Adjustments and Reorganizations.

(a)	Adjustment for Change in Capitalization. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, or other securities or property), re-capitalization, Common Stock split, reverse Common Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and/or kind of capital stock, and/or the amount of cash, securities or other property which may thereafter be issued in connection with Awards; (ii) the number and/or kind of capital stock, and/or the amount of cash, securities or other property issued, issuable or referenced in respect of outstanding Awards; (iii) the exercise price, grant price or purchase price relating to any Award; and (iv) the maximum number of shares of capital stock, and/or the amount of cash, securities or other property subject to Awards which may be awarded to any Participant during any tax year of the Company; provided, that, with respect to ISOs, any such adjustment shall be made in accordance with Code Section 424.

(b)

Adjustment for Change or Exchange of Shares for Other Consideration. In the event the outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction (a “Transaction”), then, (i) unless otherwise determined by the Committee, each Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such Transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such Transaction is not the same for each outstanding share, including as a result of an election given to stockholders, then the kind or amount of capital stock or cash, securities or other property for which the Option shall thereafter become exercisable shall be the kind and amount so receivable per share as determined by the Committee, and provided further that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be practicable, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, (ii) unless otherwise determined by the Committee, Restricted Stock shall be changed or exchanged into such other class of shares of capital stock or cash, securities or other property as Common Stock was changed or exchanged, subject to equivalent terms and conditions, provided that, unless otherwise determined by the Committee, such Award shall continue to be subject to applicable restrictions, vesting provisions and other terms and conditions of the Award, unless otherwise determined by the Committee, and (iii) unless otherwise determined by the Committee with respect to Participation Units that do not constitute deferred compensation under Section 409A of the Code, each Award of Participation Units shall reference or represent, as the case may be, the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property, into which the number of shares of Common Stock covered by the Award would have been changed or exchanged, provided that, unless otherwise determined by the Committee with respect to Participation Units that do not constitute deferred compensation under Section 409A of the Code, such Award shall continue to be subject to applicable restrictions, vesting provisions and other terms and conditions of the Award, unless otherwise determined by the Committee.

15.	Change in Control.

(a)	In the event that, within two years following a Change in Control, the Participant’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Participant for Good Reason, all outstanding Awards granted to a Participant which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Awards shall immediately lapse.

(b)	Except with respect to Awards of Participation Units that constitute deferred compensation under Section 409A of the Code, the Committee may also accord to any Participant a right to refuse to have any of the actions that the Committee may take otherwise as described in (a) above, whether pursuant to the Award or otherwise, in such circumstances as the Committee may approve.

“Change in Control” means any of the following events:

(a)

An acquisition (other than directly from the Parent) of any voting securities of the Parent by any Person (as hereinafter defined) who immediately after such acquisition is the Beneficial Owner (as hereinafter defined) of forty percent (40%) or more of the combined voting power of the Parent’s then outstanding voting securities; provided that in determining whether a

Change in Control has occurred, voting securities which are acquired by (i) an employee benefit plan (or a trust forming a part thereof) maintained by the Parent or any subsidiary of the Parent, (ii) the Parent or any subsidiary of the Parent, (iii) any Person that, pursuant to Rule 13d-1 promulgated under the Act, is permitted to, and actually does, report its Beneficial Ownership of voting securities of the Parent on Schedule 13G (or any successor schedule) (a “13G Filer”) (provided that, if any 13G Filer subsequently becomes required to or does report its Beneficial Ownership of voting securities of the Parent on Schedule 13D (or any successor schedule) then such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so file, Beneficial Ownership of all voting securities of the Parent Beneficially Owned by it on such date), (iv) any Person in connection with a Non-Control Transaction (as hereinafter defined), or (v) any acquisition by an underwriter temporarily holding securities of the Parent pursuant to an offering of such securities, will not constitute an acquisition which results in a Change in Control;

(b)	Consummation of:

(i)	a merger, consolidation or reorganization involving the Parent, or any direct or indirect subsidiary of the Parent, unless:

(A)	the stockholders of the Parent immediately before such merger, consolidation or reorganization will own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) or any parent thereof in substantially the same proportion as their ownership of the voting securities of the Parent immediately before such merger, consolidation or reorganization;

(B)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation (or parent thereof); and

(C)	no Person (other than the Parent, any subsidiary of the Parent, any employee benefit plan (or any trust forming a part thereof) maintained by the Parent, any Schedule 13G Filer, the Surviving Corporation, any subsidiary or parent of the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization, was the Beneficial Owner of forty percent (40%) or more of the then outstanding voting securities of the Company) is the Beneficial Owner of forty percent (40%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

A transaction described in clauses (A) through (C) above is referred to herein as a “Non-Control Transaction.”

(iii)

a sale or other disposition of all or substantially all of the assets of the Parent to an entity (other than to an entity (A) of which at least fifty percent (50%) of the combined voting power of the outstanding voting securities are owned, directly or indirectly, by stockholders of the Parent in substantially the same proportion as their ownership of the voting securities of the Parent, (B) a majority of the board of directors of which consists of the individuals who were members of the Board immediately prior to the execution of the agreement providing for such sale or disposition, and (C) of which no Person

(other than the Parent, any subsidiary of the Parent, any employee benefit plan (or any trust forming a part thereof) maintained by the Parent or any of its subsidiaries, any Schedule 13G Filer, the Surviving Corporation, any subsidiary or parent of the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization, was the Beneficial Owner of forty percent (40%) or more of the then outstanding voting securities of the Parent) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the entity’s outstanding voting securities.

(c)	Individuals who, as of the date of adoption of the Plan, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the adoption of the Plan whose election, or nomination for election by Parent stockholders, was approved by a vote of two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless any such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (including, but not limited to, a consent solicitation).

(d)	The stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any Person (a “Subject Person”) acquires Beneficial Ownership of more than the permitted amount of the outstanding voting securities of the Parent as a result of the acquisition of voting securities by the Parent which, by reducing the number of voting securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, then a Change in Control shall be deemed to occur on the date the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person.

For purposes of the definition of Change in Control in this Section 15, “subsidiary” means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

16.	Tax Withholding.

In connection with the vesting of Awards or issuance of Common Stock under the Plan (including without limitation Restricted Stock to the extent taxable), the Parent may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local (including foreign jurisdictions) tax withholding requirements prior to the delivery of such Common Stock, or, in the discretion of the Committee, the Parent may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of the minimum statutorily required tax withholding requirements. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit a Participant to deliver unrestricted shares of Common Stock to be used to satisfy minimum statutorily required tax withholding based on the Fair Market Value of any such shares of Common Stock on the date the amount of tax to be withheld is determined. Any cash paid pursuant to the Plan is subject to all applicable tax withholding.

17.	Expenses.

The expenses of administering the Plan shall be borne by the Company.

18.	Termination, Amendment and Changes to Outstanding Awards.

The Committee may at any time suspend the operation of, terminate or amend the Plan or any Award thereunder, provided that no termination, modification, suspension, or amendment shall adversely impair the rights of any Participant pursuant to an outstanding Award without the consent of the Participant. Notwithstanding the foregoing, the Committee may take such actions as it deems appropriate to ensure that the Plan and any Awards may comply with any tax, securities or other applicable law. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority as provided in the Plan.

19.	Other Actions.

Nothing contained in the Plan shall be deemed to preclude other compensation plans which may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Parent (a) to award options to acquire shares of Common Stock otherwise than under the Plan to an employee or other person, firm, corporation, or association, or (b) to award options to acquire shares of Common Stock, or assume the option of, any person in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business and assets (in whole or in part) of any person, firm, corporation, or association.

20.	Foreign Jurisdictions.

The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to Participants who are subject to such laws and who receive Awards under the Plan.

21.	Applicable Law.

The validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and rights relating to the Plan and to Awards granted pursuant to the Plan, shall be governed by the substantive laws of the State of Delaware, without giving effect to any law that would cause the laws of any other jurisdiction other than the State of Delaware to be applied.

22.	Miscellaneous.

(a)	Limitation of Participant rights. No Participant or Beneficiary shall have any right to an Award or a benefit under the Plan except in accordance with the terms of the Plan and any related documents. Establishment of the Plan and/or receipt of an Award shall not be construed to give any Participant the right to be retained in the service of the Company. No holder of an Option will have any rights to dividends or other rights of a stockholder with respect to the shares subject thereto prior to the purchase of such shares upon exercise of the Option pursuant to the terms thereof. Participation Unit Award holders shall have no rights to dividends or any other rights of a stockholder.

(b)	Limitation of liability. Notwithstanding any of the preceding provisions of the Plan, none of the Company, the Board, the Committee or any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan and any Award hereunder.

(c)	Treatment for other compensation purposes. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

(d)	Distribution only in compliance with applicable law. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder), and the applicable requirements of any securities exchange or similar entity.

(e)	Share issuance on a non-certificate basis. To the extent that the Committee provides for the issuance of shares of Common Stock or Restricted Stock, the issuance may be affected on a non-certificated basis, subject to applicable law or the applicable rules of any stock exchange.

(f)	Fractional shares. Any fractional shares underlying an Award shall be rounded to the nearest whole number (without any payment in respect of any rounding down).

(g)	Grants to employees of acquired entities. Notwithstanding any other provision to the contrary, if the Company acquires an entity which has issued and outstanding stock options or other rights, the Committee may substitute an appropriate number of Awards under this Plan for options or rights of such entity, including options to acquire stock at less than 100% of the fair market price of the stock at the time of grant, as determined by the Committee. Shares subject to Awards issued pursuant to this Section 22(g) shall not count towards the shares limits set forth in Section 6 of this Plan.

23.	Notices.

All notices to the Parent regarding the Plan shall be in writing, effective as of actual receipt by the Parent, and shall be sent to:

General Dynamics Corporation

2941 Fairview Park Drive

Falls Church, Virginia 22042

Attention: Corporate Secretary

The Committee may change the address to which notices under the Plan are sent provided such address is communicated to Participants and Beneficiaries.

APPENDIX B

2009 GENERAL DYNAMICS UNITED KINGDOM

SHARE SAVE PLAN

1.	Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“Accounting Period”	—	an accounting reference period of the Company;

“Act”	—	the Income Tax (Earnings and Pensions) Act 2003;

“Acquiring Company”	—	where the conditions of paragraph 38 of Schedule 3 are met, such company as shall be at any time the “acquiring company” as defined in that paragraph;

“Adoption Date”	—	the date on which the Plan is adopted by a resolution of the Board;

“Announcement Date”	—	the date on which the results of the Company are announced for any period;

“Application”	—	an application for an Option in the form as approved by the Committee from time to time;

“Approval Date”	—	the date upon which HM Revenue and Customs approves the Plan;

“Associated Company”	—	has the same meaning as in paragraph 47 of Schedule 3;

“Auditors”	—	the auditors for the time being of the Company (acting as experts and not as arbitrators);

“Board”	—	the board of directors of the Company or a duly constituted committee thereof at which a quorum is present;

“Bonus Date”	—	where repayments under the relevant Savings Contract are taken as including the Maximum Bonus, the earliest date on which the Maximum Bonus is payable and in any other case the earliest date on which a bonus is payable under the relevant Savings Contract;

“Committee”	—	the Compensation Committee of the Board of Directors of the Company comprising two or more members of the Board of Directors, all of whom shall be “non-employee directors” or the Board of Directors of any Participating Company to which such authority is delegated by the Compensation Committee;

“Company”	—	General Dynamics Corporation or save for Rules 2, 3, 4, 5 and 10.2

	(i)	the Acquiring Company; or

	(ii)	some other company falling within sub-paragraph (b) or sub-paragraph (c) of paragraph 10 of Schedule 3 over whose shares a New Option has been granted;

“General Dynamics United Kingdom”	—	General Dynamics United Kingdom Limited company number 1911653;

“Common Stock”	—	General Dynamics Corporation Common Stock;

“Control”	—	has the same meaning as in section 719 of the Act;

“Date of Grant”	—	the date on which an Option is, was or is to be granted under the Plan, pursuant to Rule 4.1, or on which an Option is or was treated as being granted pursuant to Rule 4.3;

“Dealing Day”	—	a day on which The New York Stock Exchange is open for the transaction of business;

“Eligible Employee”	—	any employee or director of any Participating Company who:

(a)	(i)	in the case of a director, normally devotes more than 25 hours per week to his duties (exclusive of meal breaks);

	(ii)	has earnings from his office or employment which meet (or would meet if there were any) the requirements set out in paragraphs 6(2)(c) and 6(2)(ca) of Schedule 3;

	(iii)	is employed by any Participating Company on the date on which the Committee grants an Option pursuant to Rule 4.1 below;

(b)		has been nominated by the Committee either individually or as a member of a category of directors or employees for participation in the Plan;

(c)		is not prohibited from participating by the provisions of Paragraph 8 of Schedule 3 (whether falling within (a) or (b) above);

“Exercise Price”	—	the amount as determined by the Board and expressed in dollars, which a Participant shall pay to acquire Common Stock on the exercise of an Option being, subject to Rule 4.3 and Rule 8 not less than 80% or other such percentage as is for the time being permitted by statute or other statutory provision of Fair Market Value of Common Stock on the day the Invitation was issued pursuant to Rule 2 if the Exercise Price is specified in the Invitation or, if the Exercise Price is notified to the Eligible Employees after the Invitations are issued but before the Options are granted in accordance with rule 2.2, on the date the Eligible Employees are so notified;

“Fair Market Value”	—

on any day an amount equal to the closing middle market quotation of Common Stock on the New York Stock Exchange for the immediately preceding Dealing Day or if on that day the Shares are not so listed, the market value of Common Stock determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed with HM Revenue and Customs Shares and Assets Valuation on or before that day;

“Group”	—	the Company and its Subsidiary companies and the phrase “Group Company” shall be construed accordingly;

“Group Employee”	—	a director or employee of any Group Company;

“ICTA”	—	means the Income and Corporate Taxes Act 1988;

“Injury or Disability”	—	the cessation of employment or office by reason of injury or disability provided the Committee are satisfied, on production of such evidence as it may reasonably require:

	(i)	that the individual has ceased to exercise and, by reason of injury or disability, is incapable of exercising that office or employment; and

	(ii)	that the individual is likely to remain so incapable for the foreseeable future;

“Invitation”	—	a letter of invitation to participate in the Plan in a form approved by the Committee from time to time;

“Invitation Period”	—	subject to Rule 10.6 any time following the Approval Date;

“Maximum Bonus”	—	the bonus payable to the Participant at the maturity of a Savings Contract which matures after seven years;

“New Option”	—	an option over shares meeting the requirements of sub-paragraphs 39 (4)(a) to (d) of Schedule 3, granted in consideration for the release of a Subsisting Option within the relevant period specified in paragraph 58(3) of Schedule 3;

“Nominated Savings Authority”	—	the savings authority or the savings authorities (as the case may be) nominated by the Company for the purposes of the Plan;

“Option”	—	a right to purchase Common Stock granted or to be granted pursuant to Rules 4.1, 4.2 or 4.3;

“Option Certificate”	—	an option certificate in a form approved by the Committee from time to time;

“Participant”	—	a person who has been granted an Option or (where the context admits) his legal personal representative(s);

“Participating Company”	—	any Group Company nominated by the Committee to participate in the Scheme from time to time;

“Recognised Exchange”	—	a recognised stock exchange within the meaning of section 109 of the Finance Act 2007 or a recognised investment exchange within the meaning of the Financial Services and Markets Act 2000;

“this Plan”	—	the 2009 General Dynamics United Kingdom Share Save Plan constituted and governed by the Rules with, and subject to any amendments thereto properly effected;

“Redundancy”	—	the cessation of employment or office by reason of redundancy within the meaning of the Employment Rights Act 1996;

“Retirement”	—	the cessation of employment or office by reason of retirement either at the Specified Age or any other age at which the individual is bound to retire in accordance with the terms of his contract of employment;

“Rules”	—	the rules of the Plan as the same may be amended from time to time and “Rule” shall be construed accordingly;

“Savings Contract”	—	a 3 or 5 year contract under a certified contractual savings scheme (within the meaning of section 702 of the Income Tax (Trading and Other Income) Act 2005 entered into by an Eligible Employee with a Nominated Savings Authority and which has been approved by HM Revenue and Customs for the purposes of Schedule 3;

“Schedule 3”	—	Schedule 3 to the Act;

“Specified Age”	—	age 65;

“Standard 3 Year Bonus”	—	the bonus payable to the Participant under a Savings Contract which matures after three years;

“Standard 5 Year Bonus”	—	the bonus payable to the Participant under a Savings Contract which matures after five years;

“Subsidiary”	—	a company which is under the Control of the Company and which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“Subsisting Option”	—	an Option which has been granted and which has not lapsed, been surrendered, renounced or been exercised in full.

1.2	In these Rules, except insofar as the context otherwise requires:

(i)	words denoting the singular shall include the plural and vice versa;

(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(iii)	reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment;

(iv)	words have the same meanings as in Schedule 3 unless the context otherwise requires; and

(v)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

2.	Invitation to apply for Options

2.1	The Committee may during any Invitation Period but not later than the tenth anniversary of the Adoption Date invite every Eligible Employee by issuing an Invitation to apply for the grant of an Option, providing that at the intended Date of Grant the Common Stock satisfies the conditions of paragraphs 18 to 22 inclusive of Schedule 3.

2.2	Each Invitation shall specify:

(i)	the date, being not less than 14 days after the issue of the Invitation, by which an application must be made;

(ii)	whether or not the Eligible Employee may take out a 3 or 5 year Savings Contract;

(iii)	the Exercise Price or that the Exercise Price will be notified to Eligible Employees at a reasonable time prior to the closing date for Applications;

(iv)	whether or not for the purpose of determining the number of shares of Common Stock over which an Option may be exercised, the repayment under the Savings Contract is to be taken:

(a)	as including the Maximum Bonus;

(b)	as including only the Standard 5 Year Bonus or the Standard 3 Year Bonus;

(c)	as not including a bonus;

(v)	the maximum permitted aggregate monthly savings contribution being the lesser of the maximum amount specified in Paragraph 25 of Schedule 3 or such other maximum as may be determined by the Committee, and be permitted by HM Revenue and Customs pursuant to Schedule 3 and by the Nominated Savings Authority;

and the Committee may determine and include in the Invitations details of the maximum value on the date of the issue of the Invitation of shares of Common Stock over which Options may be granted on that occasion and a statement that in the event of excess Applications, each Application may be scaled down in accordance with the Rules.

2.3	Each Invitation shall be accompanied by an Application which shall provide for the applicant to state:

(i)	the monthly savings contribution being a multiple of £1 and not less than £5 which he wishes to make under the related Savings Contract;

(ii)	whether or not he wishes to take out a 3 or 5 year Savings Contract;

(iii)	that his proposed monthly savings contribution, when added to any monthly savings contributions then being made under any other Savings Contract will not exceed the maximum permitted aggregate monthly savings contribution specified in the Invitation;

(iv)	his election as to whether for the purpose of determining the maximum value of shares of Common Stock over which an Option is to be granted, the repayment under the Savings Contract is to be taken as including the Maximum Bonus, the Standard 5 Year Bonus, or the Standard 3 Year Bonus or as not including a bonus, and shall authorise the Committee to enter on the Savings Contract such monthly savings contributions, not exceeding the maximum stated on the Application, as shall be determined pursuant to Rule 3 below.

2.4	Each Application shall be deemed to be for an Option to acquire such number of shares of Common Stock as can be bought at the Exercise Price with the repayment under the related Savings Contract.

3.	Scaling Down

3.1	If the Committee receives valid Applications over an aggregate value of Common Stock which exceeds the amount stated pursuant to Rule 2.2 or any limitation determined pursuant to Rule 5, then the following steps shall be carried out successively to the extent necessary to eliminate the excess:

(i)	the excess over £5 of the monthly savings contribution chosen by each applicant shall be reduced pro rata to the extent necessary;

(ii)	each election for a Maximum Bonus to be included in the repayment under the Savings Contract shall be deemed to be an election for the Standard 5 Year Bonus to be included;

(iii)	each election for a Standard 5 Year Bonus or a Standard 3 Year Bonus to be included in the repayment under the Savings Contract shall be deemed to be an election for the bonus to be excluded;

(iv)	applications will be selected by lot, each based on a monthly savings contribution of £5 and the inclusion of no bonus in the repayment under the Savings Contract.

3.2	If after applying the provisions of Rule 3.1(i) to (iii) inclusive the value of Common Stock available is still insufficient to enable an Option based on monthly savings contributions of £5 to be granted to each Eligible Employee who made a valid Application the Committee may, as an alternative to selecting by lot as in (iv) above, determine in its absolute discretion that no Options shall be granted.

3.3	If the Committee so determines the provision in Rule 3.1(i) to (iv) inclusive may be modified or applied in any manner as may be agreed in advance with HM Revenue and Customs.

3.4	Each Application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Committee shall complete each Savings Contract proposal form to reflect any reduction in monthly savings contributions resulting therefrom.

4.	Grant of Options

4.1	Within 30 days of the first day by reference to which the Fair Market Value of the Common Stock is determined (or within 42 days of that day when Rule 3 applies and Options cannot be granted within the 30 day period), the Committee shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Plan by virtue of Paragraph 11 of Schedule 3 an Option over such number of shares of Common Stock as can be purchased on the date of exercise of that Option with the repayment under the relevant Savings Contract.

4.2	If the Company is prevented by statute, order, regulation or government directive from granting Options within any such periods, then the Committee may grant Options within twenty one days of the lifting of such restrictions providing the grant takes place not more than 30 days following the date on which Fair Market Value was determined for the purposes of the Option grant in question or not later than 42 days following the date Fair Market Value was determined if Applications have been scaled down pursuant to Rule 3.1.

4.3	Where the circumstances noted in Rule 7.4 apply New Options may be granted within the terms of paragraph 38(1) Schedule 3 in consideration for the release of Options previously granted under this Plan. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Plan.

4.4	No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Option Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 4.4 shall not prevent the Option of a deceased Participant being exercised by his personal representative(s) within the terms of these Rules.

4.5	As soon as possible after Options have been granted the Committee shall issue an Option Certificate specifying the Date of Grant and the Exercise Price.

5.	Limitations on Grant

5.1	Before Invitations are issued on any occasion, the Committee may determine a limit on the value of shares of Common Stock which are to be available in respect of that issue of Invitations.

5.2	Further, subject to any adjustment as contemplated by Rule 8, the total number of shares of Common Stock which may be issued and/or delivered under this Plan is 600,000 and the Committee may not grant Options which would cause this limit to be exceeded. In determining this limit, no account shall be taken of any Options to the extent they have ceased to be exercisable.

6.	Exercise of Options

6.1	Subject to each of the succeeding sections of this Rule 6 and Rule 9 any Subsisting Option may be exercised by the Participant or, if deceased, by his personal representatives in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

(i)	the Bonus Date;

(ii)	the death of the Participant;

(iii)	upon the Participant ceasing to be a Group Employee where that cessation was by reason of Injury, Disability, Redundancy or Retirement;

(iv)	an opportunity to exercise the Option pursuant to Rule 7;

(v)	upon the Participant ceasing to be a Group Employee, where that cessation was by reason only that the Company has ceased to have Control of such company, or that the office or employment relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has Control.

6.2	No Option may be exercised by a Participant at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by paragraph 11 of Schedule 3 from participating in the Plan.

6.3	An Option shall lapse and become thereafter incapable of exercise on the earliest of the following events:

(i)	except where the Participant has died, the expiry of six months following the Bonus Date;

(ii)	where the Participant has died within six months following the Bonus Date, the first anniversary of the Bonus Date;

(iii)	where the Participant has died before the Bonus Date, the first anniversary of his death;

(iv)	unless the Participant has died, on the expiry of six months after the Option has become exercisable by virtue of Paragraph (iii) or (v) of Rule 6.1;

(v)	immediately following the Participant ceasing to be a Group Employee save when the Participant ceases to be a Group Employee in the circumstances in Rule 6.1 (ii), (iii), (iv) and (v) above, and save when the Participant ceases to be a Group Employee but continues to be an employee or director of any Associated Company or company of which the Company has Control;

(vi)	the expiry of six months after the Option has first become exercisable in accordance with Rule 7;

(vii)	the Participant being adjudicated bankrupt;

(viii)	upon the Participant giving notice, (or under the terms of his Savings Contract being deemed to have given notice), to the Nominated Savings Authority that he intends to stop paying monthly contributions under his Savings Contract prior to the date upon which a right to exercise the Option shall arise;

(ix)	on the winding up other than a voluntary winding up of the Company; and

(x)	six months following a voluntary winding up of the Company.

6.4	If a Participant continues to be employed by a Group Company after the date on which he reaches the Specified Age he may exercise any Subsisting Option within six months following that date.

6.5	No person shall be treated for the purposes of this Rule 6 as ceasing to be a Group Employee until he is no longer a director or employee of the Company, and Associated Company of the Company or a company of which the Company has Control.

7.	Take-overs, Reconstructions and Liquidations

7.1	If any person obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Common Stock subject to a Subsisting Option then the Committee shall notify all Participants as soon as is practicable of the offer in accordance with Rule 10.4. Any Subsisting Option may be exercised from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2	If under Section 900 of the Companies Act 2006 it is proposed that the Court sanctions a compromise or arrangement likely to affect or apply to Common Stock (or similar circumstances occur which are acceptable to HM Revenue and Customs) then the Company shall give notice thereof to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement. Any Subsisting Option may be exercised by a Participant subject to the terms of this Rule before the expiry of six months from the date on which the Court sanctions such compromise or arrangement. Subject to Rule 7.6, at the end of the relevant period an unexercised Option shall lapse.

7.3	If any person becomes bound or entitled to acquire Common Stock under sections 976 to 981 of the Companies Act 2006 (or similar circumstances occur which are acceptable to HM Revenue and Customs) any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

7.4	If as a result of the events specified in Rules 7.1 or 7.2 an Acquiring Company has obtained Control of the Company, or if an Acquiring Company has become bound or entitled as mentioned in Rule 7.3, the Participant may, if the Acquiring Company so agrees, release any Subsisting Option he holds in consideration for the grant of a New Option. A New Option issued in consideration of the release of an Option shall be evidenced by an Option Certificate which shall import the relevant provisions of these Rules. A New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Option. An exchange of Options pursuant to this Rule 7.4 shall not alter the fact that this Plan remains that of the Company as the original scheme organizer.

7.5	If a resolution is passed at a general meeting for the voluntary winding-up of the Company, an Option shall notwithstanding Rule 6.1(i) be exercisable in whole or in part for a period of six months after which the Option shall to the extent unexercised thereupon lapse.

7.6	An Option whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 7.1, 7.2, 7.3 or 7.5 shall if an event so specified occurs lapse in accordance with the relevant sub-rule of Rule 7, or if earlier, as determined by Rule 6.3 (i) to (x). Where prior to the date an Option lapses there occurs one or more further events specified in Rules 7.1, 7.2, 7.3 or 7.5 an Option shall lapse on the earlier of the date determined by the preceding part of this Rule 7.6 and the date of lapse relevant to the further event or events.

7.7	For the purpose of this Rule 7 other than Rule 7.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

7.8	The exercise of an Option pursuant to the preceding provisions of this Rule 7 shall be subject to the provisions of Rule 9.

7.9	A New Option shall not be exercisable by virtue of the event pursuant to which it was granted.

8.	Variation of Share Capital

8.1	In the event of any variation of the share capital of the Company affecting the Common Stock, including, but without prejudice to the generality of the preceding words, any capitalisation or rights issue or any consolidation, sub-division or reduction of capital by the Company, the number and nominal amount of Common Stock subject to any Option and the Exercise Price may be adjusted by the Committee in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable provided that:

(i)	the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Saving Contract at the Bonus Date;

(ii)	at any time when the Plan remains approved by HM Revenue and Customs no adjustment shall take effect without the prior approval of HM Revenue and Customs; and

(iii)	at any time when the Plan remains approved by HM Revenue and Customs following the adjustment the Common Stock shall continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 3.

8.2	Such variation shall be deemed to be effective, once the approval of HM Revenue and Customs has been given, from the record date at which the respective variation applied to other stock of the same class as Common Stock. Any Options exercised within that period shall be treated as exercised with the benefit of the variation confirmed by the Auditors.

8.3	If an adjustment is made pursuant to Rule 8.1 above with the intention that the Plan shall cease to be approved by HM Revenue and Customs, the Company shall immediately notify HM Revenue and Customs.

8.4	The Committee shall take such steps as it considers necessary to notify Participants of any adjustment made under Rule 8.1 and may call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

9.	Manner of Exercise of Options

9.1	No Option may be exercised whilst the Plan is approved by HM Revenue and Customs unless the Common Stock satisfies the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3.

9.2	An Option may only be exercised over as a maximum, the number of shares of Common Stock which may be acquired with the sum obtained by way of payment under the related Savings Contract converted into US dollars at the exchange rate prevailing on the day preceding the date on which the Option is exercised.

9.3

An Option shall be exercised by the Participant, or as the case may be by his personal representatives, delivering notice in writing to the Committee, detailing the number of shares of Common Stock in respect of which he wishes to exercise the Option accompanied by the appropriate payment (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) or authority to the Company to withdraw and apply monies from the

Savings Contract to acquire the Common Stock over which the Option is to be exercised and the relevant Option Certificate and shall be effective on the date of its receipt by the Committee. The Group Company which employs the Participant shall meet or procure the meeting of any stamp duty liability on the exercise of an Option.

9.4	Where an Option is exercised, the number of shares of Common Stock specified in the notice of exercise given in accordance with Rule 9.3 shall be transferred to the participant within 30 days of the date of exercise and the Company shall arrange for the delivery of evidence of title thereof. Save for any rights determined by reference to a record date preceding the date of transfer, such Common Stock shall rank pari passu with the other Common Stock of the same class in issue.

9.5	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

9.6	For the purpose of Rules 9.2 and 9.3 above, any repayment under the Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls after the date on which repayment is made unless provided for in the terms of the Savings Contract.

9.7	For so long as Common Stock is quoted on The New York Stock Exchange, the Company shall apply for Common Stock in respect of which an Option has been exercised to be quoted if it were not so quoted already.

9.8	Where Common Stock is listed or dealt in or any Recognised Exchange no Option may be exercised in contravention of any securities transactions rules of the Recognised Exchange as may from time to time be in force.

10.	Administration and Amendment

10.1	The Plan shall be administered by the Committee whose decision on all disputes shall be final save where the Rules require the concurrence of the Auditors.

10.2	The Committee may from time to time amend these Rules provided that:

(i)	no amendment to a “key feature” (as defined in paragraph 42(2B) of Schedule 3) shall have effect until approved by HM Revenue and Customs whilst the Plan is and is intended to remain approved by HM Revenue and Customs pursuant to Schedule 3; and

(ii)	no amendment made with the intention that the Plan shall cease to be approved by HM Revenue and Customs shall take effect unless at the same time HM Revenue and Customs is notified of such amendment.

10.3	The cost of establishing and operating the Plan shall be borne by the Group Companies in such proportions as the Board shall determine.

10.4	Any notice or other communication under or in connection with the Plan may be given by the Committee either personally or by post, and to the Committee either personally or by post to the Secretary of the Committee; items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

10.5	The Company shall at all times keep available sufficient Common Stock to satisfy the exercise to the full extent still possible of all Subsisting Options.

10.6	The Plan shall terminate upon the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution of the Committee. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

10.7	The rights and obligations of any individual under terms of his office or employment with any Group Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.

10.8	Neither the grant of an Option nor any benefit which may accrue to a Participant on the exercise of an Option shall form part of that Participant’s pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 5, 2009. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on May 4, 2009.

Vote by Internet

•     Log on to the Internet and go to www.investorvote.com/gd

•     Follow the steps outlined on the secured website.

Vote by Telephone

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Outside the United States, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1.	Election of Directors

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - N.D. Chabraja	☐	☐	☐	05 - G.A. Joulwan	☐	☐	☐	09 - L.L. Lyles	☐	☐	☐
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
02 - J.S. Crown	☐	☐	☐	06 - P.G. Kaminski	☐	☐	☐	10 - J. C.Reyes	☐	☐	☐
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
03 - W.P. Fricks	☐	☐	☐	07 - J.M.Keane	☐	☐	☐	11 - R.Walmsley	☐	☐	☐
	For	Against	Abstain		For	Against	Abstain
04 - J.L. Johnson	☐	☐	☐	08 - D.J. Lucas	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2, 3 AND 4.

	For	Against	Abstain		For	Against	Abstain
2. Approval of General Dynamics 2009 Equity Compensation Plan	☐	☐	☐	4. Selection of Independent Auditors	☐	☐	☐
	For	Against	Abstain
3. Approval of 2009 General Dynamics United Kingdom Share Save Plan	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5 AND 6.
	For	Against	Abstain
5. Shareholder proposal with regard to weapons in space	☐	☐	☐
	For	Against	Abstain
6. Shareholder proposal with regard to executive death benefit payments	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2009 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 6, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints NICHOLAS D. CHABRAJA, DAVID A. SAVNER and L. HUGH REDD, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2009 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND AGAINST PROPOSALS 5 AND 6.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY,

            EXECUTOR, ADMINISTRATOR, TRUSTEE,GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS

            SUCH.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
_________________________________________	_________________________________________	_________________________________________

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.